UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

LIZ CLAIBORNE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

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1441 Broadway
New York, New York 10018

March 30, 2007

Fellow Stockholders:

It is with great pleasure that I invite you to this year’s Annual Meeting of Stockholders, which will be held on Thursday, May 17, 2007, at our offices at 1441 Broadway, New York, New York.

The meeting will start at 10:00 a.m., local time.

I appreciate your continued confidence in our Company and look forward to seeing you on May 17th.

Sincerely,

William L. McComb
Chief Executive Officer

LIZ CLAIBORNE, INC.
Notice of Annual Meeting
and
Proxy Statement
Annual Meeting of Stockholders
May 17, 2007

1441 Broadway
New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Thursday, May 17, 2007
Time:	10:00 a.m., local time
Place:	1441 Broadway New York, NY 10018

Purposes of the meeting:

•	To elect three Directors;

•	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year;

•	To vote on a stockholder proposal as described in the Proxy Statement; and

•	To consider all other appropriate matters brought before the meeting.

Who may attend:

Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

What to bring:

If your shares are registered in your name, you do not need to bring anything other than picture identification. If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

Record Date:

March 19, 2007 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

We have mailed a copy of our annual report for the fiscal year that ended December 30, 2006 to each stockholder of record as of March 19, 2007. The annual report is not part of the proxy solicitation materials.

Your vote is important. Please vote your proxy promptly so that your shares can be represented, even if you plan to attend the annual meeting. Please see your proxy card for specific instructions on how to vote. If you need directions to the meeting, please call 212-354-4900.

By Order of the Board of Directors,

Nicholas Rubino
Vice President — Deputy General Counsel
and Secretary

New York, New York
March 30, 2007

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of Liz Claiborne, Inc. (the “Company”) beginning March 30, 2007. The Board of Directors of the Company is soliciting your proxy to vote your shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Thursday, May 17, 2007 at the Company’s offices at 1441 Broadway, New York, New York 10018, and any adjournments or postponements of the meeting (the “Annual Meeting”). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

QUESTIONS AND ANSWERS

Who can vote?

You can vote if you were a holder of record of the Common Stock as of the close of business on Monday, March 19, 2007 (the “Record Date”). The Company is providing notice of the Annual Meeting, a proxy card and the proxy statement to stockholders as of such date.

How do I vote by proxy?

You can vote by mailing back the enclosed proxy card. Please see your proxy card or the information your bank, broker, or other holder of record provided to you for more information on voting.

If you vote by proxy, your shares will be voted at the Annual Meeting in the manner you indicate on your proxy. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption “Proposal 1- Election of Directors;” FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; AGAINST the adoption of the stockholder proposal; and in the discretion of the proxies named on the proxy card with respect to all other appropriate matters properly brought before the Annual Meeting.

Can I change my vote after I return my proxy card?

Yes. You can change or revoke your proxy by (i) sending a written notice that is received prior to the start of the Annual Meeting to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a later dated proxy that is received before the Annual Meeting; or (iii) voting in person at the Annual Meeting.

Can I vote in person at the Annual Meeting instead of voting by proxy?

Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver’s license. Beneficial (or “street name”) owners will also need to bring a proxy or letter from the broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares and evidence of stock holdings, such as a recent brokerage account statement.

How do I vote my 401(k) shares?

If you participate in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the “Savings Plan”), your proxy to vote includes shares held for you in your Savings Plan account, and such shares will be voted in accordance with your instructions. If you do not provide instructions by May 16, 2007, Fidelity Management Trust Company, the trustee of the Savings Plan, will vote your shares in the same proportion as all Common Stock held under the Savings Plan for which timely instructions are received.

How do I vote shares held in The Bank of New York BuyDIRECT Plan (“the BuyDIRECT Plan”)?

If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York, your proxy to vote shares includes shares held for you through The Bank of New York BuyDIRECT Plan. If you do not give a proxy, such shares will not be voted.

How many shares are entitled to vote?

As of the close of business on the Record Date, there were 104,030,909 shares of the Company’s Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting.

How many shares must be present to conduct the Annual Meeting?

In order to conduct business at the Annual Meeting, the majority of shares of Common Stock outstanding on the Record Date (a “Quorum”) must be present, in person or by proxy. All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

What is the required vote for a proposal to pass?

The election of Directors is determined by a plurality of the votes cast by stockholders entitled to vote. All other proposals require the affirmative vote of a majority of the votes cast on such proposal.

What is a “broker non-vote”?

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded by the New York Stock Exchange (the “N.Y.S.E.”) from exercising their discretion on certain types of proposals. Brokers do not have discretionary authority to vote on the stockholder proposal, but do have discretionary authority to vote on all of the other proposals being submitted.

How are broker non-votes treated?

The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

Can I abstain from voting on a proposal?

Abstentions may be specified on all proposals being submitted other than the election of Directors.

How are abstentions treated?

The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposal.

Who pays for this proxy solicitation?

We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $18,000, plus reimbursement of reasonable expenses. In addition, the Company’s Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

We will also reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

Your Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that, each year, the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the process under which Director nominees, including stockholder recommendations, are considered, and procedures by which stockholders may nominate persons for election as Directors, see “Corporate Governance and Board Matters — Consideration of Director Nominees,” beginning on page 10. Mary Kay Haben, a Director of the Company whose current term expires at the Annual Meeting, had previously submitted her resignation as a Director for the Board’s consideration in light of a change in her principal employment, as required under the Company’s Corporate Governance Guidelines. The Board and Ms. Haben determined that she would remain on the Board through the expiration of her term at the Annual Meeting.

Upon the unanimous recommendation of the Nominating and Governance Committee of the Board, your Board of Directors has nominated Raul J. Fernandez, Kenneth P. Kopelman and Arthur C. Martinez for election at the Annual Meeting as Directors with terms to expire at the 2010 annual meeting of stockholders. Each is a Director whose current term expires at the Annual Meeting.

In making its recommendation as to nominees for election, the Nominating and Governance Committee, composed entirely of independent Directors, evaluated, among other things, each nominee’s background and experience, as well as the other Board membership criteria set out in the Company’s Corporate Governance Guidelines (see “Corporate Governance and Board Matters — Consideration of Director Nominees,” beginning on page 10). The Nominating and Governance Committee also reviewed and evaluated the performance of each of the nominee Directors during their recent tenure with the Board and considered whether each of them was likely to continue to make important contributions to the Board. After consideration and discussion of the Committee’s recommendations, the Board determined to nominate each of these individuals for election as a Director.

The Board has affirmatively determined that each of the Director nominees is “independent,” as such term is defined under our Corporate Governance Guidelines and the New York Stock Exchange Corporate Governance listing standards (the “NYSE Corporate Governance Standards”), other than Mr. Kopelman. See “Corporate Governance and Board Matters — Board Independence” beginning on page 6. A copy of our current Corporate Governance Guidelines is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com.

We do not know of any reason why any of the nominees will not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

Your Board of Directors recommends a vote FOR the election of each of Raul J. Fernandez, Kenneth P. Kopelman and Arthur C. Martinez as a Director to hold office until the 2010 annual meeting of stockholders and until each of their respective successors is elected and qualified. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of each of the nominees named below.

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2010:

RAUL J. FERNANDEZ — Mr. Fernandez, 40, was elected a Director of the Company in 2000. Mr. Fernandez is the Chief Executive Officer and Chairman of ObjectVideo, Inc. From 2000 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc, since 2001. He previously served as Chairman of the Board, Chief Executive Officer and President of Proxicom, Inc., a publicly traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez serves as Special Advisor to General Atlantic Partners, LLC, a private equity investment firm focused on information technology. In addition, Mr. Fernandez is a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in both the Washington Wizards of the National Basketball Association and the Verizon Center in Washington, D.C. He is also a co-founder of Venture Philanthropy Partners, a philanthropic Washington, D.C.-based investment organization that helps leaders building nonprofit institutions.

KENNETH P. KOPELMAN — Mr. Kopelman, 55, was elected a Director of the Company in 1996. Since 1984, Mr. Kopelman has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, a firm which provides legal services to the Company. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.

ARTHUR C. MARTINEZ — Mr. Martinez, 67, was elected a Director of the Company in 2001. Mr. Martinez retired in 2000 as Chairman, President, and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue (“Saks”), an apparel and related products retailer, and Saks’ parent company through 1990, BATUS, Inc., including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is a director of IAC InterActive Corp., a multi-brand interactive company; PepsiCo, Inc., a consumer products company; and International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products. Mr. Martinez also serves as Chairman of the supervisory board of ABN-AMRO Holdings, N.V., a Netherlands-based financial institution. Mr. Martinez is also a member of the Board of Advisors of Marakon Associates, a global strategy-consulting firm. Mr. Martinez serves on the boards of a number of not-for-profit organizations, including Northwestern University, Polytechnic University, Greenwich Hospital, Yale-New Haven Health System, and the Chicago Symphony.

DIRECTORS WHOSE TERMS EXPIRE IN 2008:

KAY KOPLOVITZ — Ms. Koplovitz, 61, was elected a Director of the Company in 1992. Effective January 1, 2007, Ms. Koplovitz became Chairman of the Board. She is currently a principal of Koplovitz & Co. LLC., a media investment firm. Ms. Koplovitz is the founder of USA Network, an international cable television programming company, which included Sci-Fi Channel, and USA Networks International, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz established Boldcap Ventures, a venture capital fund of which she is a governing board member. Ms. Koplovitz serves on the boards of a number of not-for-profit organizations, including the Central Park Conservancy, the Museum of Television and Radio, Springboard Enterprises and The Tennis Hall of Fame.

WILLIAM L. MCCOMB — Mr. McComb, 44, joined the Company as Chief Executive Officer and a member of the Board of Directors on November 6, 2006. Prior to joining the Company, Mr. McComb was a company group chairman at Johnson & Johnson. During his 14-year tenure with Johnson & Johnson, Mr. McComb oversaw some of the company’s largest consumer product businesses and brands, including Tylenol, Motrin, and Clean & Clear. He also led the team that repositioned and restored growth to the Tylenol brand and oversaw the growth of Johnson & Johnson’s McNeil Consumer business with key brand licenses such as St. Joseph aspirin, where he implemented a strategy to grow the brand beyond the over-the-counter market by adding pediatric prescription drugs. Mr. McComb currently serves as a board member for INROADS of Philadelphia, a not-for-profit organization.

OLIVER R. SOCKWELL — Mr. Sockwell, 63, was elected a Director of the Company in 2002. He retired in 1997 as President and Chief Executive Officer of Construction Loan Insurance Corporation (also known as Connie Lee), a financial guaranty company established in 1987. Previously, Mr. Sockwell served in various positions with Student Loan Marketing Association (also known as Sallie Mae), including as Executive Vice President – Finance, Administration and Planning, from 1984 to 1987. He is also a director of R.R. Donnelley & Sons Company, a provider of printing and related services, and serves on the boards of a number of not-for-profit organizations, including the Columbia Graduate School of Business, Management Leadership for Tomorrow and the Eugene Lang Entrepreneurial Initiative Fund.

DIRECTORS WHOSE TERMS EXPIRE 2009:

BERNARD W. ARONSON — Mr. Aronson, 60, was elected a Director of the Company in 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant to the President of the United States, Executive Speechwriter to the President, and Special Assistant and Speechwriter to the Vice President, from 1977 to 1981. Mr. Aronson is also a director of Global Hyatt Corporation, a hotel operator; Royal Caribbean Cruises Ltd., a global cruise company; and Mariner Energy Inc., an oil and gas exploration and production company. Mr. Aronson also serves on a number of not-for-profit boards, including the Center for Global Development, the National Democratic Institute for International Affairs and Freedom House International.

DANIEL A. CARP — Mr. Carp, 58, was elected a Director of the Company in March 2006. Mr. Carp retired as Chief Executive Officer and Chairman of Eastman Kodak Company (“Kodak”) on June 1, 2005 and December 31, 2005, respectively. He had held these positions since 2000. During more than thirty years at Kodak, Mr. Carp served in numerous executive positions and spent nearly ten years overseeing Kodak’s international operations. In 1997, he was elected to the Kodak Board of Directors. Mr. Carp served as Kodak’s President from 1997 to 2003, and as its Chief Operating Officer from 1997 to 2000. He is also a director of Texas Instruments Incorporated, a consumer electronics company, and Norfolk Southern Corp., a freight transportation company. Mr. Carp is also a member of The Business Council and The Sloan Dean’s Advisory Council, as well as serving on the board of trustees of the George Eastman House, a not-for-profit organization.

NANCY J. KARCH — Ms. Karch, 59, was elected a Director of the Company in 2000. Ms. Karch was a Director (senior partner) of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a Director Emeritus of McKinsey, and serves as a director of Mastercard Inc., a payment systems brand and processor; Genworth Financial, Inc., a company that provides various insurance and investment-related products and services in the United States and internationally; and The Corporate Executive Board, a business research company. She also serves on the board and the executive committee of the Westchester Land Trust, and on the boards of the American Folk Art Museum and Northern Westchester Hospital, all not-for-profit organizations.

PAUL E. TIERNEY, JR. — Mr. Tierney, 64, was elected a Director of the Company in 1995. Mr. Tierney is a Co-Founding Member of Development Capital, LLC, a private investment vehicle formed in 1996, and the General Partner of Aperture Venture Partners, LLC, an entity formed in 2002 to invest in healthcare related securities. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment banking partnership. He also serves as a director of Altea Therapeutics, a pharmaceutical company; Prosperity Voskhod Fund, a Russian investment company; TPG, a manufacturer of military defense equipment; Nina McLemore, a women’s apparel company; Earth Color, Inc., a printing company; and BRA, a Brazilian air transport company. Mr. Tierney is also an adjunct professor at the Columbia Graduate School of Business and Chairman of the Board of Advisors of SIPA, the foreign policy school of Columbia University and a member of the Council on Foreign Relations. He also serves on the boards of a number of not-for-profit organizations, including the Tierney Family Foundation and TechnoServe, Inc., for which he serves as Chairman.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines. The Company’s current Corporate Governance Guidelines address, among other governance items, criteria for selecting Directors and Director duties and responsibilities. A copy of our current Corporate Governance Guidelines is available at our website a www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com.

Board Policy Regarding Majority Vote. As part of our Corporate Governance Guidelines, the Board has adopted a policy under which any nominee in any uncontested election who fails to garner a majority of votes “for” such election will tender his or her resignation for consideration by the Nominating and Governance Committee of the Board of Directors promptly following certification of the stockholder vote. In deciding whether to accept such resignation, the Nominating and Governance Committee may consider all factors deemed relevant by the Committee, including any stated reasons why stockholders withheld votes from such director, the length of service and qualifications of the director, the director’s contributions to the Company, the Company’s Corporate Governance Guidelines, and whether accepting the resignation would cause the Company to fail to meet any applicable regulations of the Securities and Exchange Commission (the “S.E.C.”) or the N.Y.S.E. The Nominating and Governance Committee will make a recommendation whether to accept or reject the resignation to the Board promptly, which will then act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the matter, the Board will consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Any director required to submit his or her resignation will not participate in these deliberations. Following the Board’s decision, the Board of Directors will promptly publicly disclose the Board’s decision whether to accept or reject the director’s resignation as tendered (providing an explanation of the process by which the decision was made and, if applicable, the reasons for rejecting the tendered resignation).

Board Independence. Under our Corporate Governance Guidelines, a substantial majority of our Board must be “independent,” as such term is defined under our Corporate Governance Guidelines and the NYSE Corporate Governance Standards. As required under the NYSE Corporate Governance Standards, the Board annually assesses the independence of our Directors by making a determination, based upon the recommendation of the Nominating and Governance Committee, as to whether a Director or any member of her or his immediate family has any material relationship with the Company, either directly or indirectly.

To assist it in evaluating the independence of each Director, the Board has adopted the following categorical standards under which transactions and relationships falling within any of the listed categories will be deemed immaterial for purposes of the Board independence determinations:

1. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of business of the Company and the Entity, makes payment for goods and services received from the Company, or receives payment for goods and services (other than professional services) provided to the Company, if the gross amount of such payments in any fiscal year of the Company does not exceed the lesser of (x) 1% of the revenues of the Company for its most recently completed fiscal year; (y) 1% of the revenues of the Entity for its most recently completed fiscal year; and (z) $1 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $20 million, if the Director (or immediate family member) is a director of the Entity.

2. A Director (or an immediate family member) serves as a director or trustee of, or is otherwise affiliated with, a charity, hospital or other not-for-profit organization to which the Company or the Liz Claiborne Foundation has made discretionary charitable contributions (excluding matching contributions) not exceeding $100,000 in any of the three preceding fiscal years of the Company.

3. A Director (or an immediate family member) beneficially owns for investment purposes less than 5% of the outstanding voting securities of a publicly traded company having a business relationship, directly or through one or more subsidiaries, with the Company, provided that the Director (or immediate family member) is not a director, executive officer or employee of the publicly traded company.

4. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, participates in a credit or similar facility entered into by the Company, as lender but not as agent, in an amount that does not exceed the lesser of (x) 10% of the total participations in the facility; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $100 million, if the Director (or immediate family member) is a director of the Entity.

5. A Director (or an immediate family member) serves as a director, executive officer or employee of an Entity that, in the ordinary course of its business, holds for investment purposes publicly issued debt securities of the Company (including debt securities issued in so-called Rule 144A transactions) in an amount that does not exceed the lesser of (x) 10% of the total principal amount of the debt securities of any issue outstanding; (y) 2% of the net assets of the Entity as of the end of its most recently completed fiscal quarter; and (z) $10 million, if the Director (or immediate family member) is an executive officer or employee of the Entity, and $100 million, if the Director (or immediate family member) is a director of the Entity.

For purposes of these standards, (i) “Company” means Liz Claiborne, Inc. and any controlled affiliate; (ii) “Entity” means a corporation, partnership, limited liability company or other organization in which the Company director, alone or together with members of his or her immediate family, does not beneficially own in excess of 0.5% of the outstanding equity securities; and (iii) “immediate family member” has the meaning provided in Rule 404(a) of Regulation S-K under the Securities Exchange Act.

After applying these standards and considering all relevant facts and circumstances, the Board, based upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that the following

Directors are “independent” as defined in our Corporate Governance Guidelines and the listing standards of the N.Y.S.E.: Messrs. Aronson, Carp, Fernandez, Martinez, Sockwell and Tierney, and Mss. Haben, Karch and Koplovitz. In making its recommendation, the Nominating and Governance Committee considered charitable donations made to not-for-profit charities for which Directors Messrs. Aronson, Fernandez, Martinez, Sockwell and Tierney and Ms. Koplovitz serve as directors, which contributions in each instance did not exceed $15,000. The Committee also considered payments for services from a company for which Ms. Karch serves as a director, and for purchases of goods from a company for which Mr. Martinez serves as a director. None of such payments exceeded 1% of such companies’ revenues or the Company’s revenues. The Committee determined that none of the foregoing transactions impaired the Director’s independence. William L. McComb, who serves as the Company’s Chief Executive Officer, and Kenneth P. Kopelman, who is a partner at Kramer Levin Naftalis & Frankel LLP, a law firm that provides certain legal services to the Company, have been determined not to be “independent” directors. See “Certain Relationships and Related Transactions,” beginning on page 13.

Meetings. During the fiscal year ended December 30, 2006, the Board of Directors held 13 meetings, and the Committees of the Board held a total of 60 meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served. Our Corporate Governance Guidelines provide that all Directors are expected to attend the Annual Meeting of Stockholders, except in the event of special circumstances. All of our then current Directors attended our 2006 Annual Meeting of Stockholders.

Pursuant to our Corporate Governance Guidelines, the Board meets in executive session (without management present) at each regular Board Meeting, and the independent Directors meet together at least annually.

Non-Executive Chairman of the Board. Under our Corporate Governance Guidelines, the Board, which does not believe in mandating the separation of the roles of Chairman and Chief Executive Officer, reserves the right to determine the appropriate leadership structure for the Board on a case-by-case basis. Accordingly, on October 13, 2006, the Company’s Board of Directors appointed Kay Koplovitz to serve as the non-executive Chairman of the Board effective January 1, 2007, following the retirement of Paul R. Charron as Chairman.

Board Committees. The Board of Directors has four standing Committees and, during 2006, also had an ad hoc committee, as described below. All members of the Nominating and Governance Committee, the Audit Committee and the Compensation Committee are “independent,” as such term is defined in the NYSE Corporate Governance Standards and our Corporate Governance Guidelines.

Current members of the standing committees are as follows:

Nominating and Governance	Audit	Compensation	Finance

Bernard W. Aronson(1)	Mary Kay Haben	Daniel A. Carp	Bernard W. Aronson

Nancy J. Karch	Nancy J. Karch(1)	Raul J. Fernandez(1)	Raul J. Fernandez

Kay Koplovitz	Arthur C. Martinez	Mary Kay Haben	Kenneth P. Kopelman

Arthur C. Martinez	Oliver R. Sockwell	Paul E. Tierney, Jr.	Oliver R. Sockwell

Paul E. Tierney, Jr.(1)

(1)	Chair of the Committee.

Effective on the date of the Annual Meeting, Mr. Carp will join the Audit Committee, Mr. Martinez will join the Compensation Committee and leave the Nominating and Governance Committee and Mr. Sockwell will join the Nominating and Governance Committee and leave the Finance Committee.

Nominating and Governance Committee.  The Nominating and Governance Committee is responsible for making recommendations with respect to the nomination by the Board of qualified candidates to serve as Directors of the Company and Board Committee assignments and chair appointments, overseeing the annual performance evaluations of the Board, its Committees and senior management, and reviewing and advising the Board on issues of corporate governance (including the Company’s Corporate Governance Guidelines) and corporate and social responsibility. The Committee’s responsibilities are set forth in the Nominating and Governance Committee

Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Committee met four times during 2006.

Audit Committee.  The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements, the performance of the Company’s internal audit function and the Company’s internal audit firm. The Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm and reviewing and approving in advance audit engagement fees and all permitted non-audit services and fees. The Committee’s responsibilities are set forth in the Audit Committee Charter, a copy of which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Committee met eight times during 2006.

The Board has determined that each of the Audit Committee members is “independent” within the meaning of the applicable S.E.C. regulations and the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. The Board has further determined that all members of the Audit Committee are “financially literate” under the NYSE Corporate Governance Standards and that Messrs. Martinez and Sockwell each qualifies as an “audit committee financial expert” within the meaning of S.E.C. regulations, with accounting and related financial management expertise within the meaning of the NYSE Corporate Governance Standards.

Compensation Committee.  The Compensation Committee assists the Board in carrying out its responsibilities relating to the compensation of the Company’s executives. The Committee determines the goals and objectives for, and makes determinations regarding salary and bonus for, the Chief Executive Officer, approves salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans and makes recommendations to the Board and senior management regarding Company compensation programs. The Compensation Committee also has overall responsibility for approving and evaluating the executive compensation and benefit plans, policies and programs of the Company, including administering the Amended and Restated Liz Claiborne, Inc. Section 162(m) Cash Bonus Plan (the “Section 162(m) Annual Plan”) approved by stockholders at the 2002 Annual Meeting of Stockholders, the Company’s various stockholder-approved stock incentive plans, and the Section 162(m) Long-Term Performance Plan approved by stockholders at the 2005 Annual Meeting of Stockholders. The Committee’s responsibilities are set forth in the Compensation Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018.

The Board has determined that each of the Committee members is independent under the NYSE Corporate Governance Standards, as well as the Company’s Corporate Governance Guidelines. All Committee determinations that are intended to comply with Section 162(m) of the Internal Revenue Code (“Section 162(m)”) are made by at least two Committee members who qualify as “outside directors” under Section 162(m).

In November 2006, the Committee engaged Semler Brossy Consulting Group, LLC (“Semler”), a third-party executive compensation consulting firm, to conduct an annual review of total compensation packages provided to executive officers. Prior to the engagement of Semler, such services were provided to the Committee by Pearl Meyer & Partners Inc. For more information, see “Compensation Discussion and Analysis,” beginning on page 14. The Committee met eleven times during 2006.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and each was determined to have no relationship required to be disclosed pursuant to Item 404 of S.E.C. Regulation S-K. In addition, no executive officer of the Company has served on the board of directors or compensation committee of any other entity that has, or had during any time during 2006, an executive officer who served as a member of our Board of Directors or our Compensation Committee.

Finance Committee.  The Finance Committee advises the Board on a variety of corporate finance issues, including the Company’s policies regarding dividends, investments, issuances and purchases of securities, capital expenditures, and proposed acquisition and divestiture matters. The Committee’s responsibilities are set forth in the Finance Committee Charter, which is available at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Committee met nine times during 2006.

Ad Hoc Committee.  The Ad Hoc Committee, which was formed in 2005, assisted in and coordinated Board succession planning efforts in connection with the transition from the former Chief Executive Officer and Chairman Paul R. Charron (who retired as Chairman in December 2006) to William L. McComb, who was appointed as Chief Executive Officer and a Director in November 2006. During its term, the Ad Hoc Committee engaged an outside executive search firm to assist in the succession planning efforts. The members of the Ad Hoc Committee were Kay Koplovitz (chair), Kenneth P. Kopelman and Arthur C. Martinez. The Committee met 28 times during 2006.

Consideration of Director Nominees. Our Nominating and Governance Committee, composed entirely of independent Directors, is responsible for identifying and evaluating our nominees for Director.

Process for Identifying and Evaluating New Director Candidates.  The Committee regularly assesses the appropriate size of the Board and mix of Directors and solicits ongoing input from the Board (including the Chairman) with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

When an expected or actual need for a new Director is identified, the Committee considers what qualities or skills would be most appropriate; this is informed by the then mix of talent and expertise of sitting Directors, developments (current and anticipated) in the Company’s business, the skill set embodied by a departing Director, and other factors. In considering candidates, the Board is committed to maintaining the Company’s tradition of inclusion and diversity within the Board. A set of search criteria, including those set forth under “Director Qualifications” below, is then developed by the Committee for discussion with the full Board. During such discussions, our Directors may identify, either directly or through their personal networks, potential candidates meeting one or more of the criteria. The Committee may also engage search firms to identify appropriate candidates; the Committee has sole authority to retain and terminate any search firms and determine their fees and terms of engagement. Potential candidates may also come to the Committee’s attention through stockholders and others. Once candidates who meet one or more of the search criteria are identified, the Committee evaluates and discusses the potential director candidates with the full Board and arranges for meetings with appropriate candidates. The Committee discusses the results of these sessions and other background information and determines whether to make a recommendation to the full Board as to the candidate’s nomination. The full Board, after considering the recommendation and report of the Committee, then determines whether to extend the candidate an offer to join.

Director Qualifications.  The Board requires that all Director nominees be able to fulfill a Director’s fiduciary duties in the best interests of the Company and all of its stockholders. In this spirit, all nominees should meet the criteria listed in our Corporate Governance Guidelines under “Board Membership Criteria,” including unquestioned integrity and strength of character, practical and mature judgment, substantial business experience with practical application to the Company’s needs, adequate time to devote to service on the Board, no conflicts of interest that would interfere with Board service, and a commitment to having a meaningful long-term equity ownership stake in the Company. The Company also requires that a substantial majority of Directors be independent, that at least three of the independent Directors have the financial literacy necessary for service on the Audit Committee and that at least one of these Directors qualifies as an “audit committee financial expert,” that at least some of the independent Directors have service as a senior executive of a public or substantial private company, and that some of the independent Directors have an in-depth familiarity with the apparel and retail industries.

Process for Evaluating Incumbent Directors.  As a general matter, the Committee is of the view that the continued service of qualified incumbents gives the Company the benefit of familiarity with and insight into the Company’s affairs that its Directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body for the benefit of all stockholders. Accordingly, in selecting candidates for nomination at the Annual Meeting of Stockholders, the Committee begins by determining whether the incumbent Directors whose terms expire at the Annual Meeting desire and are qualified to continue their service on the Board. The Committee reviews and evaluates each incumbent’s performance during her or his prior term. If the evaluation is favorable, the incumbent continues to satisfy the criteria for Board membership, and the Committee believes the incumbent will continue to make important contributions to the Board, the Committee will, absent special circumstances, nominate the incumbent for reelection as a Director.

Consideration of Stockholder Recommendations of Candidates for Election as Directors.  The Committee will consider recommendations for Director nominations submitted by stockholders. The Committee will evaluate these candidates in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder-recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder wishing to recommend to the Committee a candidate for election as Director must submit the recommendation in writing, addressed to the Committee, care of the Company’s Corporate Secretary, at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018. Each nominating recommendation must be accompanied by the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each recommended nominee, along with such information regarding the nominee as would be required to be disclosed in a proxy statement under S.E.C. regulations, as well as the stockholder or group of stockholders making the recommendation, information concerning any relationships between the recommending stockholder(s) and the proposed nominee, the qualifications of the proposed nominee to serve as a Director, and such other information called for under the section “Procedures for Recommending Director Nominees” on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and the agreement of the stockholder and proposed nominee to discuss the proposed nomination with the Committee, if the Committee decides in its discretion to do so.

In addition, the Company’s Certificate of Incorporation provides for a process by which stockholders may make director nominations for consideration at the Annual Meeting of Stockholders. See “Stockholder Nominations for Directors” below.

Stockholder Nominations for Directors.  Written notice of any nomination must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018, not less than 14 days nor more than 50 days prior to the date of the meeting at which Directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

Communications with the Board. Stockholders and other interested parties may communicate with the Board, the non-management Directors as a group, any Committee of the Board or any individual member of the Board, including the Chair of the Nominating and Governance Committee, by either writing care of the Company’s Corporate Secretary at 1441 Broadway, New York, New York 10018, or by electronically mailing the Company’s Corporate Secretary at corporate.secretary@liz.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate Directors. Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chair of the Audit Committee.

DIRECTOR COMPENSATION

Directors, other than Directors who are Company employees, are compensated for their services. During 2006, Directors received the following compensation:

•	Annual Retainers:

•	$150,000 for serving as a Director, with $100,000 payable in the form of Common Stock (the “Annual Stock Retainer”) subject to transfer restrictions discussed below; new Directors receive a pro-rata grant of the Annual Stock Retainer upon election and a pro-rata portion of the cash retainer, based on the number of whole and partial fiscal quarters to be served during the fiscal year of their election;

•	$10,000 for serving as a Committee Chair other than the Audit Committee, whose Chair received $20,0000 for service;

•	$1,000 for each Board meeting and Committee meeting attended;

•	A $3,600 allowance for the purchase of Company products (based on prices which are net of the usual Company employee discount); and

•	Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board meetings and Committee meetings.

The following table sets forth information concerning Director compensation earned by non-employee Directors for the 2006 fiscal year:

					Change in
					Pension			Grant Date
	Fees Earned				Value and			Fair Value of
	or Paid in	Stock		Non-Equity	Nonqualified	All Other		Stock and
	Cash	Awards	Option	Incentive Plan	Deferred	Compensation		Option Awards
	($)	($)	Awards	Compensation	Compensation	($)	Total	($)
Name	(1)	(2)	($)	($)	Earnings	(3)	($)	(4)

Bernard W. Aronson	85,000	100,000	—	—	—	2,983	187,983	100,000

Daniel A. Carp	66,000	100,000	—	—	—	3,085	169,085	100,000

Raul J. Fernandez	91,000	100,000	—	—	—	3,026	194,026	100,000

Mary Kay Haben	79,000	100,000	—	—	—	3,173	182,173	179,000

Nancy J. Karch	95,000	100,000	—	—	—	3,238	198,238	100,000

Kenneth P. Kopelman	100,000	100,000	—	—	—	342	200,342	100,000

Kay Koplovitz	114,000	100,000	—	—	—	1,236	215,236	100,000

Arthur C. Martinez	99,000	100,000	—	—	—	122	199,122	199,000

Oliver R. Sockwell	79,000	100,000	—	—	—	3,031	182,031	100,000

Paul E. Tierney, Jr.	91,000	100,000	—	—	—	2,717	193,117	100,000

(1)	The amount indicated includes the $50,000 annual cash retainer, $1,000 for each Board meeting and Committee meeting attended, the $20,000 annual cash retainer for serving as the Audit Committee Chair and the $10,000 annual cash retainer for serving as a Committee Chair for each other Committee.

(2)	The amount indicated reflects the $100,000 annual retainer payable in the form of Common Stock. 2,747 shares of Common stock were granted to each Director, other than Mr. Carp, on January 10, 2006; the closing price of the Common Stock on that date was $36.40. Mr. Carp was granted 2,704 shares of Common Stock upon becoming a Director on March 8, 2006; the closing price of the Common Stock on that date was $36.97.

(3)	Each Director is provided an allowance for the purchase of Company products (based on prices which are net of the usual discount available to all Company employees for the purchase of Company products). The amount indicated reflects the actual clothing allowance utilized.

(4)	The amount indicated represents the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock under Statement of Financial Accounting Standards No. 123R “share-based payments.” For Ms. Haben and Mr. Martinez, the amount indicated also includes cash fees deferred in 2006 into Common Stock.

The Liz Claiborne, Inc. Outside Directors’ Deferral Plan (the “Outside Directors’ Deferral Plan”) enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

The Company does not provide any retirement benefits to Directors. Prior to 2004, Directors were awarded annually stock options, with a ten-year term and a three-year vesting schedule (subject to acceleration in certain circumstances). All prior options awarded were fully exercisable as of December 30, 2006.

As previously disclosed by the Company, upon the recommendation of the Nominating and Governance Committee following its review of market data and other considerations, and in consultation with outside compensation consultants, the Board approved, effective as of January 1, 2007, an annual cash retainer of $100,000 payable to the non-executive Chairman of the Board.

The Company’s Corporate Governance Guidelines set out the Board’s expectation that each Director will accumulate over time a holding of shares of Common Stock having a value equal to three times the value of the Annual Stock Retainer. In addition, notwithstanding a Director having met such shareholding guideline, Annual Stock Retainer shares are (subject to an exception for sales made to pay taxes due on the receipt of such shares) non-transferable until the first anniversary of grant, with 25% becoming transferable on each of the first and second anniversaries of the grant date, and the remaining 50% becoming transferable on the third anniversary. Any remaining transfer restrictions lapse one year after Board service ends, or immediately upon death.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Written Related Party Transactions Policy.  The Company has adopted a written related party transactions policy detailing the policies and procedures relating to transactions which may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the Company and stockholders. The Nominating and Governance Committee must review and approve any related party transaction proposed to be entered into or ratify any such transaction previously commenced or completed. The Committee may delegate its authority under the policy to the Chair of the Committee, who may act alone. Under the policy, no Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such Committee member is affiliated.

Under the Company’s related party transactions policy, any relationship, arrangement or transactions between the Company and (a) any Director, senior officer or any immediate family member of either a Director or senior officer, (b) any stockholder owning more than 5% of the Common Stock, or (c) any entity in which any of the forgoing is employed or is a partner, principal or owner of a five percent (5%) or more ownership interest, is deemed a related party transaction, subject to certain exceptions, including (i) transactions available to all employees generally, (ii) transactions involving less than $100,000 in any 12 month period, (iii) with respect to Directors, transactions deemed immaterial for purposes of Director independence determinations under the Company’s Corporate Governance Guidelines, as described above, (iv) transactions involving executive compensation approved by the Company’s Compensation Committee or director compensation approved by the Board, and (v) any charitable contributions by the Company or the Liz Claiborne Foundation to a charitable or not-for-profit organization for which a Director, senior officer or an immediate family member of a Director or senior officer serves as a director, trustee or is otherwise affiliated, where such contributions do not exceed $100,000 in any twelve month period or which are non-discretionary contributions made pursuant to the Company’s non-discriminatory matching contribution program.

Related Party Transactions.  The law firm of Kramer Levin Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides certain legal services to the Company. During 2006, the firm was paid approximately $2,000,000 for fees incurred by the Company in connection with such services. This amount represents less than 1% of such firm’s 2006 fee revenue. These services were provided on an arm’s-length basis, and paid for at fair market value. The Company believes that such services were effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

COMPENSATION DISCUSSION AND ANALYSIS

Overall Objectives of Executive Compensation Programs

The fundamental goal of the Company’s compensation program is to provide competitive pay through appropriate base salary and meaningful incentives that motivate executives to drive profitable growth and build long-term capability that will deliver shareholder value. To achieve this overarching objective, the compensation program has been designed based on the following three principles:

1. Attract and retain key executives by providing compensation that is highly competitive with that of other executives employed by companies of similar size, complexity and lines of businesses. Talent is a critical component for success, particularly in our continuously-evolving industry.

2. Emphasize performance-based compensation through an appropriate mix of fixed and variable compensation. Variable compensation is targeted to comprise a significant portion of total direct compensation (i.e., “TDC” — base salary plus target annual incentive plus the grant date present value of long-term incentive awards) for the named executive officers (“NEOs”).

3. Align the interests of executives and shareholders. In 2006, annual incentive targets were raised for the NEOs, and special performance share grants were made to underscore the critical linkage of executive and shareholder interests. The corporate metrics in the annual and long-term incentive plans give executives a clear line of sight to the levers that drive shareholder value and business unit profitability and growth.

The year 2006 marked a time of transition for the Company. In February and October of 2006, the Company announced initiatives to streamline operations and redeploy resources. Executive leadership also experienced a transition with Paul Charron stepping down as Chief Executive Officer (CEO) in November 2006 and retiring as the Chairman and a member of the Board of Directors on December 31, 2006. The search process for Mr. Charron’s successor during 2006 created uncertainty for the senior management team. William McComb was appointed to serve as CEO effective November 6, 2006. Given these organizational changes, the Company focused on enhancing the retention value of executive compensation in 2006 in order to retain and focus key executives during this transition period. We expect 2007 to be a year of further transition. We are currently undertaking a comprehensive review of corporate strategies and are also conducting a comprehensive review of the Company’s compensation programs, and will look to streamline, simplify and connect our pay elements to our strategic focus.

Components of 2006 Compensation

The Company provides a mix of fixed and variable pay and executive benefits, as summarized in the chart below. In determining 2006 compensation, the Compensation Committee received advice and input from senior management and the Committee’s compensation consultants. In line with the 2006 business objectives, the Company structured the annual cash bonus opportunity to motivate continued improvement in earnings per share (EPS) and return on invested capital (ROIC), two principal drivers of shareholder value and profitability. The 2006 long-term incentive awards included three components: (1) stock options to provide compensation through appreciation in stock price; (2) grants of restricted stock to deliver value directly linked to our share price and retain key executives during our transition period described above; and (3) special performance shares granted in January 2006 to encourage retention and provide value for achieving operational goals related to the Company’s streamlining and reorganization efforts.

Severance agreements were put into place for NEOs and other key executives in 2006 to provide protection in the event of involuntary termination or demotion as a result of the leadership transition. These agreements were designed to encourage senior executives to remain employees and engaged during the transition. Specific features were incorporated in the case of Trudy Sullivan to supplement her existing Executive Termination Benefits Agreement. The current and former CEOs, Messrs. McComb and Charron, were provided severance and change in control protections as part of their negotiated employment agreements with the Company.

A brief description of each compensation component and its objectives follows. More detail is provided in subsequent sections.

Compensation Element	Brief Description	Purpose/Role
Base Salary	Fixed compensation. Salaries are reviewed each year and changes, if any, are typically made on or about March 1. Salary increases are based on a combination of factors, including individual performance, experience and expertise.	Aid in attracting and retaining senior executive team by providing market-competitive base pay relative to source markets for recruiting executives. Compensate officers for fulfilling core job responsibilities and recognize future potential.

Annual Incentive	Variable cash compensation earned based on performance against pre- established EPS and ROIC performance targets.	Promote and reward the achievement of annual goals that support longer-term value creation and encourage profitability.

2006 Long Term Incentives (LTI)	Variable compensation earned based on long-term performance (typically over 3-years).	• Stock options: Alignment with shareholders’ interests by rewarding increasing stock price and shareholder value.
• Stock options (all NEOs, excluding Mr. McComb)	• Stock options are granted at fair market value and vest over 3 years.
  •   Restricted stock: Alignment with shareholders’ interests by tying reward to Company performance and stock price over the long term, to create a sense of ownership, drive deeper commitment to the Company’s long-term success, and aid in retention during the transition period.

• Performance-based Restricted Stock (all NEOs, excluding Mr. McComb)	• Restricted stock awards are granted from pool based on hitting a pre- established EPS threshold (consistent with annual incentive EPS threshold) and vest over 3 years.
  •   Special performance award made in light of recent turnover, concerns over the strengthening of the competitive market and the anticipated CEO transition. Designed to align payouts with success in streamlining efforts, and building sustainable future savings.

• Special 2006 Performance Shares (all NEOs, excluding	• 2006 Special Performance Share Awards were granted January 2006. Vesting of these

Compensation Element	Brief Description	Purpose/Role
both Messrs. McComb and Charron)	Awards was subject to achieving specific savings from streamlining initiatives. Target savings were achieved in 2006, and as a result 50% of these shares vested on March 19, 2007, and the remaining 50% will vest in January 2008.

2006 Mr. McComb’s Long Term Incentives (LTI)	• Standard stock options: Options that vest over 3 years and have an exercise price equal to the closing price on the grant date.	Designed to provide inducement to join the Company, provide an immediate alignment with shareholders’ interests, and to build a long-term commitment to the Company.

• Standard stock options • Premium-priced options • Restricted stock	• Premium-Priced Stock Options: Options that vest over 3 years and have an exercise price equal to 120% of the closing price on the grant date.	• Standard stock options: Direct alignment with shareholder interests by rewarding increasing stock price and shareholder value.
	• Two awards of restricted stock: A “Make Whole Award” that vests over three years and an additional “Other Restricted Stock Award” that vests on the fifth anniversary of his employment contract.	• Premium-priced options: Similar to standard options, but with the additional requirement to grow shareholder value by at least 20% before any compensation is earned.

  •   “Make Whole Restricted Awards”: Awarded as an offset to forfeited performance awards at Mr. McComb’s former employer. The ‘Other Restricted Stock Award” was granted to create ownership and alignment with the Company.

Other Outstanding Long Term Incentives (LTI) Granted in 2004 and 2005 • Performance Accelerated Restricted Stock (G-Shares and KAPS)
  •   Growth Shares (G-Shares) and Key Associate Performance Shares (KAPS) — Restricted stock that vests in full after six years but may vest earlier based on company and individual performance. The Company is not currently making performance- accelerated grants of this type.

  •   G-shares were designed to reward executives for achievement of relative total shareholder return (TSR) versus established peer group.

 • KAPS were designed to recognize outstanding individual contributions and encourage retention of key executives.

• Long-Term Performance Cash Plan (2005-2007) • Mr. Charron’s Performance Shares (2004 – 2006)	• Long-Term Performance Plan (2005 – 2007) — Long-term cash incentive that can be earned based on achievement of TSR performance vs. select peers, EPS, and ROIC. Introduced in 2005 to focus	• Long-Term Performance Plan awards were designed to reward for achievement against metrics important to driving shareholder value and to provide competitive long-term

Compensation Element	Brief Description	Purpose/Role
	participants on key financial metrics and address share usage concerns. No additional awards have been made.	opportunity while managing share usage.

  •   Mr. Charron’s Performance Shares (2004 – 2006) — Performance share award based on the achievement of TSR vs. select peers (50%) and EPS (50%) performance goals. Based on performance over the 3-year period, no shares were earned for this award.
• Performance shares were designed to encourage continued focus on EPS and TSR performance.

Retirement Benefits	Defined contribution 401(k) Savings/Profit Sharing Plan, which provides a match of 50% on up to 6% of salary for participant contributions. NEOs participate in the same plan as the broad-based population. This plan is subject to IRS limits.	Provides competitive benefit. Gives additional security to employees of the Company and aids in retention.

SERP	A supplemental executive retirement plan, which is available to employees who are at a base salary of at least $100,000 (including the NEOs), or whose benefits under the 401(k)/Profit Sharing Plan are expected to be constrained by IRS limits.
Allows contributions above the IRS limits.

Investment options are essentially similar to the Company’s qualified 401(k) plan, but with more limited investment choices.

SERP aids in retention and builds long- term commitment to the Company.

• Essentially the same as the broad-based plan, but participants (including NEOs) may contribute up to 50% of salary, and up to 100% of their annual bonus.

  •   The Company makes a contribution to SERP participants on all base salary in excess of the IRS qualified plan compensation limitations. Contributions are comprised of a 3% contribution equal to that of the Company’s maximum 401(k) percentage as well as a contribution equal to the percentage the Board of Directors approves for the annual discretionary Profit Sharing contribution granted to all eligible employees.

Other Nonqualified Deferred	Two unfunded accounts for Mr. Charron:	Preserves tax deductibility of salary under Internal Revenue

Compensation Element	Brief Description	Purpose/Role
Compensation (Mr. Charron only)	• A Deferred Salary Account which provided for the deferral of the amount of salary above $1 million.	Code Section 162(m). Negotiated benefit.
• A Retirement Income Account which is credited with an amount equal to 15% of the sum of Mr. Charron’s base salary and his cash bonus (if any) for the preceding fiscal year.

Perquisites	Special benefits common to the industry and executives in general, including executive clothing allowance, transportation or housing allowance, and financial counseling.	The Company provides limited perquisites to NEOs, typically under programs available to broader groups of executives. Aids in attraction, retention and job satisfaction.

Severance and Change-in- Control (CIC) Agreements	Severance as well as change-in- control agreements for Messrs. Charron and McComb and Ms. Sullivan.	Intended to focus executive on shareholder interests in transition periods.
	Severance agreements only for other NEOs (Lawrence McClure, Michael Scarpa, and John Sullivan).	Provide income protection in the event of involuntary loss of employment.

Executive Life Insurance	Provides coverage equal to two times annual base salary for all U.S. employees at Vice President-level and above.	Aid in attraction and retention. Provide competitive benefit.
Insured participants are entitled to any cash surrender value under the policy.

_ _

Benchmarking

The Company seeks to provide executives with compensation levels that are highly competitive with peers in the retail and wholesale apparel industries. Total direct compensation for key executives is targeted to approximate 75th percentile levels provided performance objectives are achieved. The Compensation Committee believes the 75th percentile positioning is appropriate based on its assessment of the Company’s historical relative performance on a number of key financial and market metrics. In addition, Company executives are highly sought after by both direct competitors and the general industry because of their experience and training. The Compensation Committee wants executive compensation levels to aid in the retention of individuals in which the Company has invested.

The Compensation Committee determines executive officer salary, annual incentive bonus and long-term incentive levels through a review of benchmarking data. This process starts by identifying the “market” values of total compensation and individual components of pay. For market comparisons, the Company analyzes surveys of both wholesale apparel and retail peers as well as general industry surveys. The Company believes that it is appropriate to use general industry surveys as the Company competes for executive talent both within and outside of its industry. These surveys and another proprietary survey are listed in the table below:

Publisher	Survey Name	Industry	Size Adjustment Methodology
The Hay Group	2006 Total Remuneration Report	Retail	Tabular data Scope: Revenues Scope range: $4 – $8 Billion

ICR	2006 Apparel Industry Compensation Survey	Apparel Industry	Tabular data Scope: Revenues Scope range: $1.5 – $6 Billion

Mercer HRC	2006 Mercer Benchmark Database: Executive	General Industry Retail/ Wholesale	Regression Analysis Scope: Revenues Scope used: $4.8 Billion

Other	2006 Executive Report	General Industry	Regression Analysis Scope: Revenues Scope used: $4.8 Billion

The Company size-adjusts the data to ensure comparisons are made to roles at companies of similar size and of similar breadth and scope, taking into account the comparability of NEO roles at the Company to survey roles. In addition to market values provided by survey sources, for the NEOs, the Company considers the pay practices of a custom peer group of wholesale apparel and retail companies that are considered the most direct competitors for talent. These companies have also been used for performance comparisons where relative comparisons have been made in the Company’s various long-term incentive plans. The peer group currently includes the following 18 companies: Abercrombie & Fitch, Ann Taylor Store Corporation, Coach, Inc., Dillards, Inc., Federated Department Stores, The Gap, Inc., Jones Apparel Group, Inc., Kellwood Company, Limited Brands, Inc., NIKE, Inc., Nordstrom, Inc., Philips Van-Heusen Corporation, Polo Ralph Lauren Corporation, Quicksilver, Tiffany & Co, Saks, The Talbots, Inc., and VF Corporation.

In establishing the 2006 peer group, the Committee revised the group previously used in order to recognize changes in the industry. Some companies previously included were excluded because they went private (The Neiman Marcus Group, Inc., Tommy Hilfiger), or were acquired (The May Department Stores Company). Russell Corp. was excluded for benchmarking purposes because changes in their LTI grant practices over the last two years made them less appropriate for comparison. The Compensation Committee will continue to review the peer group of companies at least annually and periodically update it so that it remains in the Committee’s view representative of the Company’s most direct competitors for talent and customers, and therefore, relevant to the Company.

The Company’s historical practice has been to consider both proxy-disclosed compensation information for the custom peer group and survey sources as described above in developing competitive consensus values, determining on a position-by-position basis which comparison has the most relevance. In so doing, it has been the Company’s policy to position NEO base salaries at median competitive levels vs. the custom proxy peer group data, and then to provide annual cash incentive bonus and long-term incentive opportunities such that total direct compensation (“TDC”) approximates the 75th percentile, assuming performance targets were met. Going forward, the Company intends to base its primary competitive comparisons on the 75th percentile of the survey data (which has historically been lower than the proxy peer data) for both base salaries and incentive pay, and use the proxy peer group as a secondary reference to better understand individual company practices. The Compensation Committee is making this change because of continued consolidation in the industry, which has reduced the number of potential peers, and the difficulty of establishing a peer group with enough peers that have directly comparable business characteristics.

To balance the external view, the Company also considers internal pay equity and the strategic importance of the executive roles. For instance, the Committee takes into account the working relationship of the top executives as a “management team”. Therefore, the internal pay relationships among executives, in particular the current top 3, are closer than competitive data might suggest.

With regard to benefits and perquisites, the Company’s philosophy is that NEOs are not treated markedly differently from other executives or the broader population in the design of their benefits. The 2006 peer group was used as a reference in surveying competitive practices with respect to change-in-control provisions and severance arrangements, as discussed on page 27.

Mix of Compensation Components

The benchmarking approach described above results in a compensation mix that:

1. Favors variable over fixed pay, consistent with the Company’s ethic of paying for performance.

2. Focuses on long-term Company and stock price growth more than annual results in order to reward sustained performance.

For 2006, the program also focused on executive retention at a time of transition and alignment of executive and shareholder interests. For the NEOs, this focus translated into:

•	An increase in annual incentive targets to underscore the importance of achieving near-term objectives (and a commensurate dampening of long-term incentive opportunities).

•	Special performance share awards, discussed in more detail below, which focused on achievement of streamlining objectives.

•	The introduction of severance agreements to aid in executive focus and retention during the succession efforts leading up to Mr. Charron’s retirement.

Base Compensation

The Compensation Committee reviews NEO salaries annually and upon any material change in duties. In 2006 and early 2007, the Compensation Committee reviewed the base salaries of the NEOs and approved salary increases for Trudy Sullivan, Michael Scarpa, John Sullivan, and Lawrence McClure.

The increases reflect both individual performance and the significant expansion in individual NEO responsibilities in preparing for the departure of Mr. Charron and arrival of Mr. McComb. Specifically, Ms. Sullivan’s salary increase in January 2006 of 16% reflected her promotion to President and leadership of the streamlining efforts. Mr. Scarpa’s increase of 30% in January 2006 took into account the expansion of his role to include corporate wide responsibility for the distribution function, in addition to his CFO responsibilities. Subsequently, the Board of Directors appointed Mr. Scarpa Chief Operating Officer in January 2007, at which time the Compensation Committee approved a further salary increase of 39%. Mr. Scarpa’s compensation changes recognized the Compensation Committee’s assessment of the increased scope of responsibilities in each of his promotions, the increasing complexity of his role, and recognition that his experience and skill would be valuable both within and outside the Company’s industry. Mr. McClure received a 12% increase in March 2006 in recognition of the Company’s significant focus on employee and executive talent initiatives to build long-term capability of the Company. Mr. Sullivan received a 9% increase in March 2006, reflecting his responsibilities leading the Company’s technology and systems efforts to support an aggressive growth strategy, as well as oversight of supply chain initiatives in 2005 and 2006.

Annual Cash Incentive Plans

All NEOs participate in the Section 162(m) Annual Plan, which is designed to meet the requirements of paying “performance-based compensation” under Section 162(m) of the Internal Revenue Code so that bonuses are tax deductible by the Company. The plan, which was approved by shareholders, bases awards on pre-established quantitative goals, and provides for individual participant awards. Additionally, the Section 162(m) Annual Plan provides the Committee with the discretion to reduce the actual bonuses paid to the extent it considers appropriate.

For 2006, the goals for the Section 162(m) Annual Plan were based on EPS and ROIC. These two financial measures represented what the Company considered most important to delivering value to shareholders in 2006. In setting the performance targets, the Compensation Committee considered historical annual performance and desired growth and improvement over historical levels. Also considered were peer performance and Wall Street expectations. The target goals represent the stretch required to reach the Company’s earnings guidance.

2006 annual target award opportunities were 100% of salary for Messrs. Charron and McComb, 85% of salary for Ms. Sullivan, and 75% of salary for Mr. Scarpa, McClure and Sullivan. As mentioned previously, these targets were increased to slightly above the 75th percentile positioning discussed in the Benchmarking section above as part of the Committee’s strategy to retain key talent during the Company’s transition process.

Actual awards vary based on performance, and may range from 0% to 200% of target award levels. This range generally follows competitive practice and reflects executives’ ability to influence results. Threshold performance must be met in order to receive any payout. Payouts are capped at two times target, providing appropriate leverage to promote growth.

2006 Annual Plan Goals

	Payout as a
Performance Level	% of Target	EPS	ROIC

Threshold	50%	$2.58	11.4%
Target	100%	2.65	11.7%
Superior	150%	2.73	12.0%
Outstanding	200%	2.80	12.3%

No bonuses were earned under the Company’s Section 162(m) annual bonus plan or awarded to the NEOs for 2006 performance.

Long-Term Incentive Compensation

Liz Claiborne employs a portfolio approach to long-term incentives, offering a range of opportunities, currently weighted towards equity, to build retention and alignment with shareholders.

Historically, long-term incentives consisted primarily of stock options and performance-accelerated restricted stock (“Growth Shares,” which were last granted in 2004 with a 2010 vesting date if performance acceleration criteria are not achieved, and Key Associate Performance Shares). Given the change in accounting standards under Statement of Financial Accounting Standards No.  123(R) (“SFAS 123(R)”) regarding the expensing of options, a commitment to maintain appropriate dilution and run rate, the desire for an even greater performance orientation, and changes in the business horizon, the Company has explored other designs over the past several years. In 2005, the Company instituted restricted stock and the Long-Term Performance Plan to balance the historical reliance on stock options. The Company maintained some stock options in the long-term incentive mix to ensure the program still had longer-term leveraged performance upside. In 2006, special performance shares were introduced to focus the NEOs and other key executives on operational measures related to the streamlining initiatives, which management and the Committee believe should position the Company for future success.

Stock Options and Restricted Shares

2006 stock option grants vest at a rate of 25% on each of the first and second anniversaries of the grant date, and 50% on the third anniversary. The options were granted with an exercise price equal to the closing stock price on the date of grant and have a seven-year term. The seven-year term was introduced in 2005 for stock options granted in that year and thereafter in order to reduce SFAS 123(R) expense. Historically, options were granted with a ten-year term.

In addition to the annual option grants, NEOs also received an equal LTI opportunity on a present value basis through an annual award of restricted shares. Grant size for both stock options and restricted shares is based on market benchmarking and an internal assessment of the individual’s performance and the strategic value of the position. Restricted stock is designed to retain key executives, promote executive ownership and link compensation to stock price, while stock options focus executives more on stock price growth and shareholder wealth creation. To encourage retention, the restricted shares vest at the rate of 50% on each of the second and third anniversaries of grant.

The annual restricted stock awards were designed to be deductible under Section 162(m) to the extent practicable. Pursuant to Section 162(m) rules, the total number of shares of time-vested restricted stock available for grant each year and deductible under Section 162(m) is contingent upon the Company’s EPS performance in the prior year. The availability of this annual restricted stock pool for the NEOs is determined upon achievement of performance at the threshold level of EPS designated under the annual incentive plan. A lesser level of achievement results in no Section 162(m) deductibility for such stock. 2006 restricted stock awards were deductible under Section 162(m) based on the achievement of threshold EPS goals for 2005.

All stock based awards were granted under one of the stockholder – approved stock incentive plans. The majority of stock-based awards currently outstanding were granted under the 2000 and 2002 Stock Incentive Plans and include single-trigger change in control provisions, whereby any unvested restricted stock or options vest upon a change-in-control, as defined in such plans. The 2005 Stock Incentive Plan reflects the Company’s adoption of double-trigger change in control provisions, whereby any unvested restricted stock or options vest upon a change-in-control and employment termination, as defined in such plans.

Formal Equity Grant Policy

In 2007, the Company adopted a formal equity grant policy. Pursuant to the policy, all equity grants are approved at Compensation Committee meetings (and documented in the Committee minutes) with a grant date of either (1) the approval date, or (2) if the approval date is within a closed trading period, the first trading day after approval that falls within an open trading window.

For option awards, the exercise price equals the closing stock price on the approval date or, if higher, the closing stock price on the first trading day after the approval that falls within an open trading window.

All stock grants to new hires, or on account of promotions or performance of selected executives, are approved at Compensation Committee meetings following the date of hire, promotion, or awarded performance, with the grant date determined as described above.

Special Performance Shares

In January 2006, the Company granted performance-based restricted shares as retention awards to 10 key senior executives, including Ms. Sullivan and Messrs. McClure, Scarpa, and Sullivan. In light of recent executive turnover, including several key executive retirements and resignations in 2005 and 2006, concerns over the strengthening of the competitive market, and the uncertainties inherent in the upcoming CEO transition, the Committee felt it was appropriate to provide additional incentives to retain these key executives through the transition period. In addition, the Committee expected these shares to help keep the NEOs focused during this critical transition period. Most importantly, the Committee felt that it was important that the vesting of the awards be linked to performance.

Measures for the vesting of these performance shares were based on the achievement of savings under the Company’s 2006 streamlining initiatives, equal to or exceeding $18 million. As a result of this operational measure being met in 2006, 50% of these shares vested on March 19, 2007, and the remaining 50% will vest in January 2008.

Long-Term Performance Plan

As part of its 2005 executive compensation review, the Committee introduced a long-term cash-based performance plan (LTPP). This plan was intended to fill a perceived competitive shortfall in LTI opportunity, create a balance to an otherwise equity-based LTI program, and aid in retention. With the addition of this program, the mix of cash to equity-based long-term incentive opportunities for the NEOs on a three-year average basis is close to 50/50, aligning to the pay mix benchmarked in the Company’s industry peer group and reflecting the desire in 2005 to address share usage and dilution issues.

Initial awards under the LTPP were made in March 2005. These awards provide for cash payments based on the performance by the Company against targets for EPS growth (25%), ROIC (50%) and total shareholder return relative to the proxy peer group discussed in the Benchmarking section (25%), over the fiscal 2005-2007 performance period. No additional awards or participants have been added since the introduction of this plan.

Growth Shares and Key Associate Performance Shares and Other Equity Awards

In 2004 and 2005, the Company granted a series of performance accelerated restricted shares under its Growth Share (“G Shares”) and Key Associate Performance Shares (KAPS) programs to executives, including the NEOs. The G-Shares were granted broadly to approximately 125 executives, while the KAPS program was intended to be more selective, recognizing only a limited number of senior executives each year based on individual performance, retention risk, and expected future contribution. Both plans were intended to combine corporate and personal performance with retention, as well as to help further align the executive’s interests with those of shareholders by building the executive’s stock ownership.

Shares under both programs which were granted in 2004 were eligible to be accelerated at the end of 2006. The G-Shares had the opportunity for accelerated vesting based on relative TSR performance against the designated peer group. The target was not achieved at the end of 2006; as a result, and in accordance with the provisions of this program, TSR performance for 2007 and beyond will now be measured on a quarterly basis, with accelerated vesting in the event that relative TSR is at or exceeds the 50th percentile of the peer group. The shares will vest 100% in January 2010, if performance metrics are not achieved in prior quarterly measurement periods.

KAPS vest in increments, with 20% vesting on each of the third, fourth and fifth anniversaries of grant, and 40% vesting on the sixth anniversary of grant. Vesting for KAPS is accelerated based on the Committee’s review of corporate financial performance and determination of the level of each executive’s achievement against individual financial and non-financial goals established at the time of grant. In March 2006, 100% of KAPS granted to Trudy Sullivan in 2003 vested upon the Committee’s determination that the goals applicable to Ms. Sullivan’s KAPS had been met based on performance during the 2003 to 2005 fiscal years. In March 2007, 100% of KAPS granted to Michael Scarpa and John Sullivan in 2004 vested upon the Committee’s determination that the goals applicable to their respective KAPS had been met based on performance during the 2004 to 2006 fiscal years.

Since they were intended to be individual recognition awards, vesting for KAPS is also accelerated in the event of the death, disability or retirement of the executive. Additionally, vesting of both KAPS and G-Shares would be accelerated upon a change in control. In March 2007, the Compensation Committee approved a special restricted share grant of 1,650 shares vesting 50% on first anniversary and 50% on second anniversary for Mr. McClure in recognition of his contributions to the CEO succession efforts in 2006. Although this award was made in recognition of Mr. McClure’s efforts during 2006, since the grant was not made until 2007, under applicable accounting and

S.E.C. rules no compensation attributable to this grant can be reflected in either the 2006 Summary Compensation Table or the Grants of Plan Based Awards Table.

CEO Compensation

Mr. Charron

In January 2006, the Company announced that Mr. Charron would retire at the end of fiscal 2006, when his current employment arrangements expired. The Committee believed that Mr. Charron did an outstanding job of leading the Company during his tenure as Chairman and Chief Executive Officer. The Committee believed that Mr. Charron’s arrangements, which were determined with advice of outside compensation consultants and independent legal counsel for both the Committee and Mr. Charron, appropriately recognized Mr. Charron’s performance, experience and expertise within the industry, and that the elements of his compensation program provided alignment between his interests and those of the Company’s stockholders.

The details of Mr. Charron’s arrangements, including base salary, annual incentive cash bonus, equity-based compensation, share retention requirements and Mr. Charron’s unfunded deferred compensation plan are set forth in the “Narrative Description of 2006 Compensation and Equity Awards,” beginning on page 33.

As with other executives, the TDC elements of Mr. Charron’s compensation package were targeted to approximate 75th percentile competitive market levels, based on the achievement of performance objectives established by the Committee. His actual compensation in any given year was highly sensitive to Company performance, ranging from below competitive median for poor performance to above competitive 75th percentile for outstanding performance. Of particular significance to the Committee was the fact that Mr. Charron’s compensation program primarily consisted of awards with value directly linked to the performance of the Company’s stock and to the Company’s earnings, that many of the benefits under Mr. Charron’s arrangements were contingent upon his continued service until the end of 2006, and that Mr. Charron is required to continue to retain many of the Company shares he acquires until at least December 31, 2008. For a description of these retention requirements, see “Employment Agreements — Paul R. Charron,” on page 35. These aspects of Mr. Charron’s arrangements were designed to ensure that he would retain a significant personal financial interest in the long-term success of the Company.

As stated earlier, the Committee set certain corporate EPS and ROIC goals under the Section 162(m) Annual Plan for fiscal 2006, which were not achieved. As a result, as with other NEOs, there was no annual incentive payout to Mr. Charron for 2006.

Pursuant to the terms of his amended employment arrangements, the Company awarded Mr. Charron the following equity grants in March 2006: options to acquire 241,774 shares (concurrent with the annual equity grants to other employees) and 48,917 shares of restricted stock. These equity grants were scheduled to vest over a three-year period, although pursuant to Mr. Charron’s employment agreement, upon his retirement on December 31, 2006, all unvested grants became fully vested and the options became exercisable on that date. In accordance with the provisions of the Company’s stock plan (as it applies to all employees who retire with outstanding vested stock options), Mr. Charron’s stock options remain exercisable for a three-year period following his retirement, expiring on December 31, 2009.

The Company also entered into an agreement (the “Retirement and Consulting Agreement”) with Mr. Charron on October 13, 2006. To assist in the transition of Mr. McComb as the Company’s new CEO, the Company engaged Mr. Charron as a consultant to the Company for one year following his retirement. During this time, Mr. Charron will be available to share his knowledge of the industry and the Company with Mr. McComb and provide the Company with an opportunity to gain knowledge regarding trends of the business of the Company and its subsidiaries through Mr. Charron’s involvement with the National Retail Federation, an industry organization of which the Company is a member. Under the Retirement and Consulting Agreement, Mr. Charron will receive compensation equal to $825,000 for his services through the end of fiscal year 2007 as well as medical benefits, office support and financial counseling services. Specific details of his consulting agreement are described in the “Narrative Description of 2006 Compensation and Equity Awards,” below. Given the importance of a successful transition to a new CEO, the Committee felt that this consulting agreement with Mr. Charron was desirable.

  Mr. McComb

Mr. McComb became the Chief Executive Officer effective November 6, 2006. Pursuant to his employment agreement, his salary was established at $1.3 million, and his target bonus as 100% of base salary. Mr. McComb’s initial pay package was designed to provide an inducement to join the Company, to immediately align his interests with those of Company shareholders, and to build a long-term commitment to the Company.

As an inducement to join the Company as its CEO and to make up for the 2006 bonus he would have expected to receive with his former employer, Mr. McComb was paid an initial cash bonus of $400,000. He also was granted the following initial equity awards on his start date: (1) Options to purchase 185,200 shares of the Company’s common stock with an exercise price equal to the Company’s common stock at the close of business on the start date; (2) Premium priced options to purchase 63,150 shares of the Company’s common stock with an exercise price equal to 1.2 multiplied by the price of the Company’s common stock at the close of business on the start date; (3) Make-Whole Restricted Stock grant of 76,355 restricted shares of the Company’s common stock; and (4) Other Restricted Stock award of 62,500 restricted shares of the Company’s common stock.

As mentioned previously, the standard stock options and premium-priced options were awarded to Mr. McComb to align his interests directly with those of shareholders. The “Make Whole Restricted Stock Awards” were designed to make-up for unvested equity forfeited upon Mr. McComb’s departure from his former employer. The Other Restricted Stock awards were granted as an inducement to join the Company and to create ownership alignment with the Company. During his term of employment, Mr. McComb will be entitled to participate in all of the Company’s executive compensation plans on a basis that is at least as favorable as that provided to other senior executives.

Stock Ownership

In order to align executives’ interests with the interests of our shareholders, the Company encourages ownership of Company Common Stock by its officers and employees. The Company accomplishes this in a number of ways, including: making stock option and other equity-based awards under the Company’s equity plans; providing the opportunity for employees to invest in the Company’s Common Stock under the Company’s 401(k) Plan; and, the adoption of specific stock ownership guidelines for our executives.

The Company has adopted executive stock ownership guidelines, which apply to the NEOs as well as other senior executives in the Company. Individuals are asked to accumulate a targeted number of shares of Company Common Stock having a value established through a multiple of base salary. The multiples of base salary for the NEOs are:

•	Five times for the CEO; and

•	Two times for the other NEOs.

In addition, other members of the Company’s Executive Council, which includes the Company’s Group Presidents, have a one times salary holding requirement. Until the applicable multiple of salary requirement is met, the guidelines require the executive to retain 75% of the shares: (1) received as awards of restricted stock from the Company, after withholding of shares for satisfaction of the executive’s tax obligations, or (2) obtained upon exercise of stock options received from the Company, after withholding of shares for payment of the option exercise price and for satisfaction of the executive’s tax obligations. The Company’s objective is to have most executives as close as possible to their guideline within five years, provided that in the event of a promotion which results in an increase in the number of shares required to be held, the individual is provided five years to meet the new requirements, starting from the promotion date.

Supplemental Executive Retirement Benefits

The Company’s unfunded Supplemental Executive Retirement Plan (“SERP”) is designed to make up for the limitations imposed by the IRS on profit sharing and matching contributions under the Company’s tax-qualified Savings Plan and provide additional income deferral opportunities consistent with the practice of peer companies. The SERP permits employees who are at a base salary of at least $100,000, or whose benefits under the 401(k) Profit Sharing Plan are expected to be constrained by IRS limits, to defer receipt of up to 50% of their salary and up to 100% of their annual cash incentive bonus. The SERP provides for notional investment options for participants, including the Company’s Common Stock. These investment options are similar to but more limited than the investment options offered to all employees under the Savings Plan. SERP accounts are unfunded.

In terms identical to the broad-based plan, Company contributions to the SERP of 3% of compensation in excess of the IRS qualified plan limits will vest (i.e., become non-forfeitable) on a schedule of 20% following two years of elapsed service with the Company and 20% for each year of service thereafter. Profit sharing contributions, if any, are made annually at the discretion of the Board of Directors, are in the same percentage for SERP participants as for all other eligible participants, and vest 100% after five years of elapsed service, as do contributions for the broad-based plan. All NEOs, other than Mr. McComb, are currently vested in their Company contributions and profit-sharing contributions.

Perquisites

The Company’s overall value proposition is to offer a package that emphasizes long-term contribution and stability rather than extra benefits, particularly those not available to the broader employee population.

The perquisites provided to NEOs, and typically consistent with those offered to a broader executive population, include:

•	An Executive Life Insurance Program providing coverage equal to two times annual base salary;

•	Transportation/commuting expense allowances;

•	Clothing allowance; and

•	Financial counseling.

The Company leases an apartment in New York City for Mr. McComb’s personal use. The value associated with this apartment is reported in the Summary Compensation Table and is taxable income to Mr. McComb, for which he receives no gross-up.

Mr. Charron’s Nonqualified Deferred Compensation Plan

Mr. Charron’s Unfunded Deferred Compensation Plan (the “UDCP”) was established for him in 1996 under the terms of his employment agreement. The plan provides for the deferral of the amount of salary above $1 million in order to preserve the tax deductibility of his salary under Section 162(m). In connection with Mr. Charron’s retirement, the UDCP will be distributed to him in July 2007. For a description of the UDCP, see the “Narrative Description of 2006 Compensation and Equity Awards,” beginning on page 33.

Severance and Change-in-Control Agreements

Mr. McComb is provided with a change-in-control arrangement under his Executive Termination Benefits agreement and has severance provisions as part of his employment agreement. Mr. Charron had a change-in-control severance agreement with the Company that expired upon his retirement on December 31, 2006. Ms. Sullivan is provided with a change-in-control arrangement under her Executive Termination Benefits agreements and has a severance agreement with the Company that went into effect in January 2006. The other NEOs have severance agreements that went into effect in January 2006. The Compensation Committee determined that these severance agreements with Ms. Sullivan and the other NEO’s would aid in retention of key executives during the Company’s transition and send an important message to the recipients about the Company’s commitment to them. These agreements automatically renew in one-year increments.

For Mr. McComb, the severance agreement was intended to aid his transition into the Company. His agreement has specific provisions which provide for limited equity acceleration in the event he is terminated within a year and additional equity acceleration as his tenure progresses.

The severance agreements for the other NEOs were designed to encourage continued attention and dedication to the executive’s duties in the face of potential distractions, such as concern over future employment. For Ms. Sullivan, the agreement also provides a voluntary termination during the 13th month following the appointment of Mr. McComb as CEO. This additional provision was provided to induce Ms. Sullivan to remain as President for a one-year period in the event that someone other than Mr. Charron or herself was selected as CEO. For the details of these agreements, see “Severance and Change-In-Control Arrangements,” beginning on page 41.

The Committee undertook a study of competitive severance and change-in-control practices so that these agreements would be designed to be consistent with practices prevalent within the industry and the Fortune 500. This analysis examined the practices of the proxy peer group companies and emerging trends in general industry, including participation and individual benefit levels. The peers used in the competitive analysis included the same proxy peers used for benchmarking pay levels. Based on the findings of the competitive review, the Compensation Committee believes that all aspects of its current agreements with the NEOs are within competitive norms.

Benefits under all change-in-control arrangements are paid only if, in association with or following a change-in-control, the executive is terminated by the Company without cause or the executive resigns for “good reason.” (See “Severance and Change-In-Control Arrangements,” beginning on page 41, for the definition of “good reason” and “cause”).

The Company chooses to provide severance benefits following a good reason termination because we believe that such a termination is conceptually the same as an actual termination by the Company without cause, and because we believe that potential acquirers would otherwise have an incentive to constructively terminate NEOs to avoid paying severance.

The Company chose to institute a “double trigger” because we believe that executives are only materially harmed if a change in control results in termination, constructive termination or material change to an executive’s employment arrangements. The use of a single trigger could result in significant payments even if the executive’s position, responsibilities, and compensation were unaffected.

Under the terms of their agreements, Mr. McComb and Ms. Sullivan are entitled to parachute excise tax gross ups in the event that the aggregate value of all covered payments exceeds the maximum amount which can be paid to the executive without the executive incurring an excise tax. (See “Severance and Change-In-Control Arrangements,” beginning on page 41). The Company chose to provide the gross-ups to match competitive practices and to preserve the level of change in control severance protection provided through the employment agreements and other compensation plans. See “Tax and Accounting Considerations” below for more discussion. For information concerning Mr. Charron, see “Severance and Change-In-Control Arrangements — Paul R. Charron” on page 46.

Tax and Accounting Considerations

Tax Considerations

Section 162(m) of the Internal Revenue Code (the “IRS Code”) generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company’s chief executive officer or any of the four other most highly compensated executive officers, unless the compensation is “performance-based.” Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee intends to structure compensation for executive officers so that it qualifies for deductibility under Section 162(m) to the extent feasible. However, to maintain a competitive compensation position, or to attract and retain high caliber executive talent, the Committee retains the authority to authorize payments, including salary and bonus, which may not be deductible, such as the $96,633 of Ms. Sullivan’s 2006 salary which exceeded $1 million. The following compensation may not be fully deductible when paid:

•	Time-vested restricted stock granted to Mr. McComb upon hire; and

•	KAPS and G-Shares.

Section 409A of the IRS Code provides that amounts deferred under nonqualified deferred compensation plans are includable in an employee’s income when vested unless certain requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. The Company strives to structure its nonqualified deferred compensation plans to meet these requirements.

Section 280G of the IRS Code disallows a company’s tax deduction for what are defined as “excess parachute payments,” and Section 4999 of the IRS Code imposes a 20% excise tax on certain individuals who receive excess parachute payments in connection with a change in control of the Company. As discussed above, Mr. McComb and Ms. Sullivan are entitled to certain payments upon termination of their employment, including termination following a change in control of the Company. Under the terms of their agreements, these two executives (as described under “Severance and Change-In-Control Arrangements,” beginning on page 41) are entitled to tax gross ups in the event that the aggregate value of all covered payments exceeds the maximum amount which can be paid to the executive without the executive incurring an excise tax, subject to certain limitations. To the extent that payments are classified as excess parachute payments, the Company’s tax deduction would be disallowed under Section 280G.

The vesting of the Company’s stock awards is currently structured to accelerate in the event of a change-in-control and qualifying termination of employment. This acceleration could contribute significantly to potential excess parachute payments.

Accounting Considerations

Stock options, restricted stock, and performance shares are accounted for based on their grant date fair value, as determined under SFAS 123(R) (see Notes 1 “Significant Accounting Policies — Share Based Compensation” and 15 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006.) Because the performance shares include financial performance conditions, the compensation cost of the awards will be reversed if the performance conditions are not met or the employee does not remain employed by the Company throughout the performance period.

BOARD COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors (the “Committee”) has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders and the Company’s Annual Report on Form 10-K for 2006.

DANIEL A. CARP
RAUL J. FERNANDEZ (Chair)
MARY KAY HABEN
PAUL E. TIERNEY, JR.

The foregoing Board Compensation Committee Report does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for services in all capacities for the 2006 fiscal year of the Principal Executive Officer, the Principal Financial Officer, the other three most highly compensated executive officers of the Company serving as such as of December 30, 2006, and one former executive officer (each a “Named Executive Officer” and collectively, the “Named Executive Officers”):

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)	($)(5)	Total ($)

William L. McComb	2006	177,500	400,000	222,104	114,527	—	—	29,918	944,049
PEO Chief Executive Officer

Michael Scarpa	2006	646,633	—	920,543	218,913	—	—	57,897	1,843,986
PFO Chief Operating Officer and Chief Financial Officer

Trudy F. Sullivan	2006	1,096,633	—	1,753,868	469,764	—	—	109,926	3,430,191
President

John J. Sullivan	2006	491,666	—	770,928	193,554	—	—	43,028	1,499,176
Senior Vice President, Systems and Service and Chief Information Officer

Lawrence D. McClure	2006	464,583	—	539,092	164,061	—	—	61,838	1,229,574
Senior Vice President, Human Resources

Paul R. Charron	2006	1,500,000	—	3,549,431	4,327,944	—	—	428,739	9,806,114
Former Chairman of the Board and Chief Executive Officer

(1)	Includes amounts deferred under the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”).

(2)	For Mr. McComb, the Fiscal 2006 bonus amount reflects a sign-on bonus which Mr. McComb received pursuant to his employment agreement (see “Employment Agreements — William L. McComb” on page 34).

(3)	The amount indicated reflects the dollar amount recognized by the Company for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock or options (as applicable) granted to each of the Named Executive Officers in 2006 as well as in prior fiscal years under SFAS 123(R), “share-based payments,” without consideration of forfeiture relative to the executive’s continued employment. See Note 1 “Significant Accounting Policies — Share-Based Compensation” and Note 15 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006 (the “2006 10-K”). With respect to Mr. Charron, the amount reflects an additional expense from the acceleration of vesting dates due to his retirement, which occurred on December 31, 2006.

(4)	This column relates to annual bonus awards under the Liz Claiborne Amended and Restated Section 162(m) Cash Bonus Plan. No bonus was paid for 2006 performance (see the discussion of bonus awards in the Compensation Discussion and Analysis (the “C D & A”), above).

(5)	The amounts under the column “All Other Compensation” for fiscal 2006 include (i) profit sharing contributions under the Company’s 401(k) Savings and Profit-Sharing Plan (the “Savings Plan”) (which are determined by the Board of Directors based on the Company’s performance, subject to limitations on the contribution amount under IRS regulations); (ii) matching contributions under the Savings Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations); (iii) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company’s Executive Life Insurance Program under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary; (iv) Company contributions to the executive’s SERP account (which are designed to make up for the limitations imposed by IRS regulations on profit sharing and matching contributions under the Savings Plan) (the “Company SERP Contributions”) with respect to services rendered during fiscal 2006; and (v) perquisites and other personal benefits.

The following table provides information regarding specific amounts included as All Other Compensation:

		Savings	Supplemental					Financial
	Profit	Plan	Life	Company			Clothing	Counseling	Legal
	Sharing	Matching	Insurance	SERP	Housing	Transportation	Allowance	Fee	Fees	Total
Name	$	$	$	$	$(a)	$(b)	$(c)	$(d)	$(e)	$

William L. McComb	—	—	—	—	17,980	5,579	6,359	—	—	29,918

Michael Scarpa	3,300	6,600	8,228	19,198	—	4,800	2,971	12,800	—	57,897

Trudy F. Sullivan	3,300	6,600	23,012	39,448	—	19,746	5,020	12,800	—	109,926

John J. Sullivan	3,300	6,600	6,330	12,225	—	—	1,773	12,800	—	43,028

Lawrence D. McClure	3,300	6,600	9,937	11,006	14,321	—	3,874	12,800	—	61,838

Paul R. Charron	3,300	5,833	32,820	57,600	113,400	86,475	6,386	92,750	30,175	428,739

     _ _

(a)	For Mr. McComb, “Housing” reflects the cost to the Company for an apartment the Company leases in New York City for Mr. McComb’s use. For Mr. Charron, “Housing” reflects the cost to the Company for Mr. Charron’s use of an apartment the Company leased in New York City which it made available to senior executives where the executive’s stay was related to his or her business function and the executive would otherwise be entitled to reimbursement from the Company of hotel expenses. Based on the usage of the apartment by all executives and the availability of the apartment for Mr. Charron’s use, Mr. Charron’s “All Other Annual Compensation” includes the amount attributable to his use of such apartment. For Mr. McClure, “Housing” reflects a housing allowance.

(b)	For Ms. Sullivan, “Transportation” reflects the amount reimbursed by the Company for commuting expenses. For Mr. Scarpa such amount represents reimbursement for parking expenses. For Mr. Charron, such amount represents payments made on his behalf for a driver, parking fees and other incidental commuting expenses.

(c)	The amount indicated reflects the actual clothing allowance utilized (based on prices which are net of the usual discount offered to all Company employees for the purchase of Company products.)

(d)	The amount indicated represents the cost to the Company for financial advisory services provided to the executive by a third-party financial consultant.

(e)	The amount indicated for Mr. Charron represents the cost to the Company for legal services provided to Mr. Charron by a third-party in connection with the negotiation of his Retirement and Consulting Agreement. In 2007, pursuant to the terms of his Employment Agreement, the Company will pay up to $40,000 for legal services provided to Mr. McComb by a third-party in connection with the negotiation of Mr. McComb’s employment arrangements.

Grants of Plan-Based Awards Table

					Estimated
					Future				All Other
					Payouts				Option			Grant
					Under		All Other		Awards:		Exercise	Date Fair
					Equity		Stock Awards:		Number of		or Base	Value for
		Estimated Possible Payouts			Incentive		Number of		Securities		Price of	Stock and
		Under Non-Equity Incentive Plan Awards(1)			Plan Awards		Shares of		Underlying		Option	Options
	Grant	Threshold	Target	Maximum	Target		Stock or Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)		(#)(3)		(#)(5)		($/Sh)	(6)

William L. McComb	11/6/2006	—	—	—	—		62,500		—		—	2,611,250
PEO	11/6/2006	—	—	—	—		76,355		—		—	3,190,112
	11/6/2006	—	—	—	—		—		185,200		41.78	2,185,360
	11/6/2006	—	—	—	—		—		63,150		50.136	563,298

Michael Scarpa PFO	1/23/2006	—	—	—	19,100	(2)	—		—		—	651,310
	2/27/2006	—	—	—	—		5,000		—		—	183,500
	2/27/2006	—	—	—	—		—		15,000		36.70	151,050
	2/27/2006	—	487,500	975,000	—		—		—		—	—

Trudy F. Sullivan	1/23/2006	—	—	—	32,300	(2)	—		—		—	1,101,430
	2/27/2006	—	—	—	—		15,000		—		—	550,500
	2/27/2006	—	—	—	—		—		45,000		36.70	453,150
	2/27/2006	—	935,000	1,870,000	—		—		—		—	—

John J. Sullivan	1/23/2006	—	—	—	13,500	(2)	—		—		—	460,350
	2/27/2006	—	—	—	—		5,000		—		—	183,500
	2/27/2006	—	—	—	—		—		15,000		36.70	151,050
	2/27/2006	—	375,000	750,000	—		—		—		—	—

Lawrence D. McClure	1/23/2006	—	—	—	12,500	(2)	—		—		—	426,250
	2/27/2006	—	—	—	—		5,000		—		—	183,500
	2/27/2006	—		—	—		—		15,000		36.70	151,050
	2/27/2006	—	356,250	712,500	—		—				—	—

Paul R. Charron	2/27/2006	—	—	—	—		48,917	(4)	—		—	1,795,254
	2/27/2006	—	—	—	—		—		241,774	(4)	36.70	2,144,535
	2/27/2006	—	1,500,000	3,000,000	—		—		—		—	—

(1)	Each award provides for a one-year performance period under the Company’s Amended and Restated Liz Claiborne Section 162(m) Cash Bonus Plan, with the actual amount awarded determined based upon the level of achievement of the performance goals, with actual awards ranging from 50% of Target Value to 200% of Target Value (for maximum level of achievement). Since the performance goals were not met, no amounts were awarded. See the “C D & A,” above.

(2)	Reflects restricted shares which are earned based on the achievement of savings under the Company’s 2006 streamlining initiatives equal to or exceeding $18 million. No shares are earned for less savings realized. These awards did not include a threshold or maximum number of shares which could be earned. Since this operational measure was met in 2006, 50% of these shares vested on March 19, 2007 and 50% will vest in January 2008. See the “C D & A” above.

(3)	Other than with respect to Mr. McComb’s grant, the restricted shares included under the column “All Other Stock Awards” were granted under the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”); Mr. McComb’s grant was made under the stockholder-approved Liz Claiborne, Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”.) The restricted shares indicated for Messrs. McComb and Charron were issued pursuant to the terms of their respective employment agreements. (See “Employment Agreements — William L. McComb,” and “Paul R. Charron,” beginning on page 34.) This table does not include the following restricted stock granted on March 2, 2007: 22,000 shares to Ms. Sullivan and 1,650 shares to Mr. McClure.

(4)	Pursuant to the terms of Mr. Charron’s employment agreement, the amounts indicated in the columns “Stock Awards” and “Option Awards” vested upon his retirement on December 31, 2006. See “Employment Agreements — Paul R. Charron” on page 35 and the “C D & A”, above.

(5)	All options were granted under the 2002 Stock Incentive Plan.

(6)	Amounts calculated utilizing the provisions of SFAS 123(R), “share-based payments.” See Note 1 “Significant Accounting Policies — Share-Based Compensation” and Note 15 “Share-Based Compensation” in the Notes to Consolidated Financial Statements included in the 2006 10-K.

Narrative Description of 2006 Compensation and Equity Awards.

Salary and Bonus.

Other than with respect to Mr. McComb and Mr. Charron, 2006 salary and bonus of the Named Executive Officers, as described in the Summary Compensation Table, accounted for approximately one-third of each such officer’s total compensation.

Mr. McComb’s salary and bonus accounted for approximately 60% of his 2006 total compensation as he became the Company’s Chief Executive Officer on November 6, 2006. See “Employment Agreements — William L. McComb,” below. For Mr. Charron, salary and bonus accounted for approximately 15% of his 2006 total compensation, with equity compensation, as described in the Summary Compensation Table, accounting for a significant portion of Mr. Charron’s total compensation mainly as a result of the Company fully expensing in 2006, in accordance with SFAS 123(R) due to his retirement (which occurred on December 31, 2006), certain restricted stock and options previously awarded.

Equity Awards.

Restricted Stock. In 2006, the Company awarded restricted shares to each of the Named Executive Officers, other than Mr. McComb and Mr. Charron. These shares, which were granted under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan (the “2000 Stock Incentive Plan”) were to be earned if the Company achieved savings from the Company’s 2006 streamlining initiatives that equaled or exceeded $18 million. These awards did not include a threshold or maximum number of shares which could be earned. Since this operational measure was met in 2006, 50% of these shares vested on March 19, 2007 and 50% will vest in January 2008. See “Estimated Future Payout Under Equity Incentive Plan Awards” in the “Grants of Plan Based Awards” table, and the “C D & A,” above.

In addition, in 2006 the Company awarded time-vesting restricted shares to each Named Executive Officer. These restricted shares were granted under the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (the “2002 Stock Incentive Plan”) and, other than shares granted to Mr. McComb and Mr. Charron, vest in increments, with 50% vesting on each of the second and third anniversaries, subject to restrictions on transfer and risk of forfeiture until earned by continued service from the grant date.

Mr. McComb’s restricted shares were issued pursuant to the terms of his Employment Agreement. 62,500 of these shares vest on the fifth anniversary of the grant date. The remaining 76,355 of these shares will vest as follows: one third on each of on the first, second and third anniversaries of the grant date. All of these shares are subject to certain transfer restrictions that will lapse in full on December 31, 2010. See “Employment Agreements — William L. McComb,” below.

Mr. Charron’s Restricted Stock Awards were issued pursuant to Mr. Charron’s employment agreement and, pursuant to his agreement, vested upon Mr. Charron’s retirement on December 31, 2006. See “Employment Agreements — Paul R. Charron,” below.

Dividends accrue on all of the restricted shares and on the unearned special performance shares at the same rate payable to all holders of Common Stock and are forfeitable until the underlying shares vest. All such dividends are converted to shares of Common Stock upon the underlying shares vesting.

Options. In 2006, options to purchase shares of Common Stock were granted by the Compensation Committee of the Board of Directors under the 2002 Stock Incentive Plan. Except with respect to grants to Mr. Charron, options become exercisable in three annual installments, with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control or an approved retirement. Under the 2002 Stock Incentive Plan, a change in control occurs if: (i) any person acquires 25% or more of (a) the then outstanding shares of Common Stock or (b) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of December 18, 2003 (the “2003 Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approve a complete liquidation or sale of the Company. These options expire on the seventh anniversary of grant. With respect to Mr. Charron, pursuant to the terms of his employment agreement, his unvested options vested upon his retirement on December 31, 2006.

Employment Agreements.

William L. McComb. On October 13, 2006, the Company entered into an employment agreement with Mr. McComb (the “Employment Agreement”), relating to the hiring of Mr. McComb as the Chief Executive Officer of the Company and his appointment as a member of the Board of Directors of the Company as of November 6, 2006. The initial term of his employment with the Company under the Employment Agreement will be for a three-year period starting on such date. The Company can extend the term of the Employment Agreement beyond those three years.

Pursuant to the Employment Agreement, the Company has agreed to pay Mr. McComb a base salary of not less than $1,300,000 per year. Mr. McComb will participate in the Company’s Section 162(m) Cash Bonus Plan with a target bonus for each fiscal year of his employment equal to 100% of his base salary. For each year, the Compensation Committee will establish performance thresholds and, depending on the Company’s performance, Mr. McComb could be entitled to as little as no bonus or as much as 200% of his base salary.

Mr. McComb received a hiring bonus of $400,000 as an offset for a forfeited annual bonus at his former employer for the 2006 year. With respect of the Company’s 2006 performance, Mr. McComb was eligible for a target bonus, prorated for the number of days in 2006 during which he was employed by the Company, based upon the achievement of the Company against the previously established earnings per share and return on invested capital goals for fiscal 2006. As with other Named Executive Officers, Mr. McComb received no bonus for the Company’s 2006 performance.

As part of the Employment Agreement, Mr. McComb was awarded the following equity grants: (i) options to purchase 185,200 shares of Common Stock that will vest 25% on the first anniversary of the grant date, 25% on the second anniversary and 50% on the third anniversary, with an exercise price of $41.78 (the closing price of the Company’s Common Stock on November 6, 2006); (ii) “premium priced” options to purchase 63,150 shares of the Company’s Common Stock that will vest 25% on the first anniversary of the grant date, 25% on the second anniversary and 50% on the third anniversary, with an exercise price of $50.136 (equal to 120% of the closing price of the Company’s common stock on November 6, 2006); (iii) 76,355 restricted shares of the Company’s common stock that will vest one third on each of on the first, second and third anniversaries of the grant date (the “Make-Whole Restricted Shares”); and (iv) 62,500 restricted shares of the Company’s common stock that vest on the fifth anniversary of the grant date (the “Other Restricted Shares”). Mr. McComb’s award of the Make-Whole Restricted Shares under the Employment Agreement is intended as an offset for forfeited performance awards at Mr. McComb’s former employer. The Company shares received upon exercise of the options, as well as the Other Restricted Shares, are subject to certain transfer restrictions that will lapse in full on December 31, 2010.

Mr. McComb has agreed not to divulge the Company’s confidential information at any time before or after his employment with the Company ceases. Additionally, Mr. McComb has agreed to non-competition, non-solicitation and non-disparagement covenants during his employment term and for 18 months thereafter.

In conjunction with the Employment Agreement, the Company and Mr. McComb have also entered into an Executive Termination Benefits Agreement. For a description of this agreement, see “Severance and Change-In-Control Arrangements,” beginning on page 41.

Paul R. Charron. In November 2003, the Company entered into an amended employment agreement with Paul R. Charron which provided Mr. Charron with an annual base salary of $1,500,000 (with no provision for annual increases) and an annual target bonus of one times base salary (with a maximum bonus opportunity of two times base salary), subject to performance goals established annually by the Compensation Committee. Pursuant to the agreement, Mr. Charron was entitled to receive a $500,000 payment for serving as the Company’s Chairman and Chief Executive Officer through December 31, 2004, payable to Mr. Charron after his employment terminates. Pursuant to its terms, Mr. Charron’s employment agreement expired upon his retirement from the Company on December 31, 2006.

Pursuant to the agreement, Mr. Charron received a stock option grant in 2006 having an approximate value of $1,750,000 on the date of grant (based on the Black-Scholes method of valuation and accounting for risk of forfeiture). These and all of his other unvested options would vest in full on his retirement on December 31, 2006. Mr. Charron is required to retain 75% of any “net shares” (shares acquired minus any shares used to satisfy tax withholdings and the option exercise price) derived from any such exercise through December 31, 2007, with half of such retained shares being eligible for sale on or after December 31, 2007, and the remaining half being eligible for sale on or after December 31, 2008. With respect to net shares acquired upon exercise after December 31, 2007, and prior to December 31, 2008, Mr. Charron is required to retain 37.5% of such net shares until December 31, 2008.

In addition, the agreement provided for an annual restricted stock grant to Mr. Charron in 2006 having an approximate value of $1,750,000 on the date of grant. Pursuant to the terms of the agreement, these and all other previously granted restricted shares would vest on his retirement on December 31, 2006. Mr. Charron is required to retain 75% of any net shares (other than shares granted pursuant to the 2003 grant) until December 31, 2007, with half of the retained net shares being eligible for sale on or after December 31, 2007, and the remaining half eligible for sale on or after December 31, 2008.

Under the terms of the agreement, Mr. Charron also received two performance share grants — one covering the Company’s fiscal 2003-2005 performance cycle (the “2003 Performance Period”) and the other covering the Company’s fiscal 2004-2006 performance cycle (the “2004 Performance Period”) — each having a target value of $7,000,000 on the date of grant. The actual amount of performance shares which Mr. Charron may have earned varied between zero and 200% of target, depending on the Company’s total shareholder return relative to a group of peer companies and on the Company’s compound earnings growth. On March 15, 2006, the Compensation Committee determined that for the 2003 Performance Period, Mr. Charron earned 119,391 performance shares, with an approximate value, based upon the closing price of the Company’s stock on March 15, 2006, of $4,510,600. Pursuant to the terms of the agreement, the distribution of such shares was deferred until after December 31, 2006. No shares have been earned under the 2004 Performance Period performance share grant.

The Company established the unfunded deferred compensation plan (the “UDCP”) for Mr. Charron in 1996, the terms of which were amended in 2001 and 2003. Under the UDCP, the Company established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. As of December 29, 1996 (the first day of the Company’s 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account was credited with an amount equal to the portion of Mr. Charron’s base salary for such fiscal year that exceeded $1 million (and is therefore deferred pursuant to his employment agreement), which is fully vested at all times. As of December 31, 1995 (the first day of the Company’s 1996 fiscal year) and as of the first day of each of the subsequent fiscal years through the 2005 fiscal year, the Retirement Income Account was credited with an amount equal to 15% of the sum of Mr. Charron’s base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. As of December 28, 1996 (the last day of the Company’s 1996 fiscal year) and as of the last day of each subsequent fiscal year through the term of his agreement, each of the Retirement Income and Deferred Salary Accounts was credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. Pursuant to the amendments to Mr. Charron’s arrangements, for the 2004 fiscal year, the imputed earnings rate was the greater of (i) the Company’s after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the 10-year U.S. Treasury rate at the first day of the year (the “10 Year U.S. Treasury Rate”); for the 2005 fiscal year and thereafter, the imputed earnings rate is the 10 Year U.S. Treasury Rate at the first day of the applicable fiscal year.

Upon Mr. Charron retiring on December 31, 2006, he became entitled to receive the amount credited to the Deferred Salary Account, plus the amount credited to the Retirement Income Account, plus, in each case, imputed earnings. Payment of these amounts will begin on July 1, 2007, with such accounts being credited with earnings through July 1, 2007 at the 10 Year U.S. Treasury rate for the first day of the 2007 fiscal year, compounded annually. (See “Retirement and Consulting Agreement — Paul R. Charron,” below). Notwithstanding the foregoing, pursuant to the amendments to Mr. Charron’s arrangements, the amount that can be paid to Mr. Charron from the Retirement Income Account is capped at (x) $13 million minus (y) the sum of (i) the present value (as of the date of payment of the Retirement Income Account) of the Company-provided component of Mr. Charron’s benefit under the Company’s supplemental executive retirement plan and (ii) the amount of imputed earnings credited to the Deferred Salary Account beyond the interest that would have been earned based on the 10 Year Treasury Rate for the applicable periods. As of December 30, 2006, the amount credited to the UDCP was approximately $13,426,094, with $9,524,159 credited to the Retirement Income Account and $3,901,935 credited to the Deferred Salary Account.

The Company and Mr. Charron had also entered into an Executive Termination Benefits Agreement, which expired upon his retirement. The Company has entered into a Retirement and Consulting Agreement with Mr. Charron, which is described below.

Retirement and Consulting Agreement.

Paul R. Charron. In connection with the employment of Mr. McComb as Chief Executive Officer, Paul R. Charron stepped down as the Chief Executive Officer of the Company as of November 6, 2006. Mr. Charron remained employed by the Company, and continued on as Chairman of the Company’s Board of Directors, through December 31, 2006. On that date he retired both as an employee of the Company and as Chairman and a member of its Board of Directors. Mr. Charron has been designated the honorary title of “Chairman Emeritus” of the Company until December 31, 2009, unless, at any time on or after June 30, 2008, the Company or Mr. Charron determines that he is no longer to hold such title.

In conjunction with these events, the Company and Mr. Charron entered into the Retirement and Consulting Agreement. Under the Retirement and Consulting Agreement, Mr. Charron has agreed to provide consulting services to the Company for the one-year period immediately following his December 31, 2006 retirement (such one-year period, the “Consulting Period”). The Company will provide Mr. Charron with Company-owned or leased office space, as well as secretarial service, computer and communication services and technical support and maintenance, from January 1, 2007 through December 31, 2009, unless good cause exists for the Company to terminate such arrangements on or after June 30, 2008.

Under the Retirement and Consulting Agreement, the Company has agreed to pay Mr. Charron (i) a consulting fee of $750,000 during the Consulting Period, payable ratably in increments of $62,500 per month during such period, and (ii) $75,000 to be paid on July 1, 2007. Under his previous employment agreement, until Mr. Charron’s 65th birthday, he and his immediate family are eligible to participate in the health and life insurance plans of the Company in which they were eligible immediately prior to his retirement. The Company has agreed to pay Mr. Charron a cash amount equal to the estimated additional medical insurance premiums necessary to provide Mr. Charron’s spouse with the equivalent of pre-tax medical coverage until her 65th birthday (such amount not to exceed $90,000). The Company will also reimburse Mr. Charron for the cost of his financial planning through December 31, 2009, such amount not to exceed $50,000.

Under the terms of the Retirement and Consulting Agreement, Mr. Charron will continue to be subject to the confidentiality provisions of his employment agreement in perpetuity and will continue to be subject to the non-competition, non-solicitation and non-disparagement restrictions in the employment agreement for a period of 18 months commencing on January 1, 2007.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards				Stock Awards
								Equity
								Incentive
								Plan
							Equity	Awards:
							Incentive	Market or
							Plan	Payout
							Awards:	Value of
							Number of	Unearned
	Number					Market	Unearned	Shares,
	of	Number of			Number of	Value of	Shares,	Units or
	Securities	Securities			Shares or	Shares or	Units or	Other
	Underlying	Underlying			Units of	Units of	Other	Rights
	Unexercised	Unexercised	Option		Stock That	Stock That	Rights	That
	Options	Options	Exercise	Option	Have Not	Have Not	That Have	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Vested
Name	Exercisable	Unexercisable	($)	Date (1)	(#)(2)	($)	(#)(2)	($)

William L. McComb	—	185,200	41.78	11/6/2013	138,855	5,979,096	—	—
PEO	—	63,150	50.136	11/6/2013

Michael Scarpa	24,000	—	22.4065	1/16/2011	38,500	1,657,818	19,100	830,086
PFO	40,000	—	25.9400	1/24/2012
	40,000	—	28.1000	3/12/2013
	12,500	12,500	37.2400	3/4/2014
	3,000	9,000	40.7500	3/7/2012
	—	15,000	36.7000	2/27/2013

Trudy F. Sullivan	11,000	—	25.9400	1/24/2012	55,000	2,368,300	32,300	1,403,758
	51,250	—	28.1000	3/12/2013
	22,500	22,500	37.2400	3/4/2014
	7,500	22,500	40.7500	3/7/2012
	—	45,000	36.7000	2/27/2013

John J. Sullivan	20,000	—	25.9400	1/24/2012	36,500	1,571,690	13,500	586,710
	32,000	—	28.1000	3/12/2013
	10,000	10,000	37.2400	3/4/2014
	3,000	9,000	40.7500	3/7/2012
	—	15,000	36.7000	2/27/2013

Lawrence D. McClure	10,000	—	22.4065	1/16/2011	35,000	1,507,100	12,500	543,250
	35,000	—	25.9400	1/24/2012
	32,000	11,500	28.1000	3/12/2013
	11,500	9,000	37.2400	3/4/2014
	3,000	15,000	40.7500	3/7/2012
	—	—	36.7000	2/27/2013

Paul R. Charron(3)	50,000	—	23.0000	12/31/09	214,945	9,255,531	—	—
	50,000	—	27.5000	12/31/09
	50,000	—	32.5000	12/31/09
	200,000	—	22.4065	12/31/09
	50,000	—	29.5000	12/31/09
	50,000	—	35.5000	12/31/09
	353,500	—	25.9400	12/31/09
	88,500	—	35.3500	12/31/09
	33,481	—	36.9000	12/31/09
	143,000	—	28.1000	12/31/09
	180,132	—	37.2400	12/31/09
	178,205	—	40.7500	12/31/09
	241,774	—	36.7000	12/31/09

(1)	Except as set forth below with respect to grants to Mr. Charron, options become exercisable in three annual installments, with 25% becoming exercisable on each of the first and second anniversaries of the grant date and

50% on the third anniversary, subject to earlier vesting upon a change in control or an approved retirement. For grants prior to 2005 options expire on the tenth anniversary of grant. Commencing with grants made in 2005, options expire on the seventh anniversary of grant.

(2)	Except as set forth below with respect to Messrs. McComb and Charron, the amounts under the column “Number of Shares of Units of Stock That Have Not Vested” include restricted stock awards granted under the Company’s restricted Key Associate Performance Shares program (the “KAP Shares”) (under the 2000 Stock Incentive Plan), the Company’s restricted Growth Shares program (“Growth Shares”) (under the 2002 Stock Incentive Plan) or other restricted shares (under the 2002 Stock Incentive Plan). KAP Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary, with acceleration of vesting upon the achievement of pre-established financial and non-financial goals. Growth Shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and do not vest until January 19, 2010 unless certain performance targets, which accelerate vesting, are reached, for the period commencing with January 4, 2004 and ending on December 30, 2006 or any subsequent fiscal quarter-end of the Company. Other restricted shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 50% on the second anniversary and the remaining 50% on the third anniversary of grant.

Mr. McComb’s Restricted Stock Awards were issued under the 2005 Stock Incentive Plan pursuant to his employment agreement. See “Employment Agreements — William L. McComb” and the “C D & A”, above. Mr. Charron’s Restricted Stock Awards were issued under the 2002 Stock Incentive Plan pursuant to his employment agreement and vested upon his retirement. See “Employment Agreements — Paul R. Charron,” and the “C D & A,” above.

The amount under the column “Equity Incentive Plan Awards: Number of Unearned Shares” reflects restricted Special Shares issued under the 2002 Stock Incentive Plan which are earned based on the achievement of savings under the Company’s 2006 streamlining initiatives equal to or exceeding $18 million. Since this operational measure was met in 2006, 50% of these shares vested on March 19, 2007 and 50% will vest in January 2008.

The following table provides information regarding individual outstanding unvested restricted stock awards granted to the PEO, PFO and other Named Executive Officers including Growth (“G”), KAP (“K”), Special (“S”) and other restricted (“R”) Shares:

Grant
Name	Share Amount		Grant Date	Type

William L. McComb	138,855	(a)	November 6, 2006	R

Michael Scarpa	5,000		February 27, 2006	R
	19,100		January 23, 2006	S
	4,000		March 7, 2005	R
	17,000		January 19, 2004	G
	1,000		March 4, 2004	G
	11,500		March 4, 2004	K

Trudy F. Sullivan	15,000		February 27, 2006	R
	32,300		January 23, 2006	S
	10,000		March 7, 2005	R
	30,000		January 19, 2004	G

John J. Sullivan	5,000		February 27, 2006	R
	13,500		January 23, 2006	S
	4,000		March 7, 2005	R
	16,000		January 19, 2004	G
	11,500		January 19, 2004	K

Lawrence D. McClure	5,000		February 27, 2006	R
	12,500		January 23, 2006	S
	10,000		March 7, 2005	K
	4,000		March 7, 2005	R
	16,000		January 19, 2004	G

Paul R. Charron	48,917		February 27, 2006	R
	45,032	(b)	March 7, 2005	R
	49,847	(c)	March 4, 2004	R

     _ _

(a) Reflects shares of restricted stock issued to Mr. McComb on November 6, 2006 pursuant to the terms of his Employment Agreement. 62,500 of these restricted shares vest on the fifth anniversary of the grant date. The remaining 76,355 of these shares will vest as follows: one third on each of on the first, second and third anniversaries of the grant date. All of these shares are subject to certain transfer restrictions that will lapse in full on December 31, 2010. (See “Employment Agreements — William L. McComb,” above).

(b) Pursuant to the terms of Mr. Charron’s employment agreement, 15,011 of these restricted shares, plus 88 shares representing dividends which accrued on the restricted shares, vested on March 4, 2006. The remaining 30,021 restricted shares, plus 301 shares representing dividends which accrued on the restricted shares, vested upon Mr. Charron’s retirement on December 31, 2006.

(c) Pursuant to the terms of Mr. Charron’s employment agreement, 16,616 of these restricted shares, plus 75 shares representing dividends which accrued on the restricted shares, vested on March 4, 2005. In addition, 16,615 of these restricted shares, plus 208 shares representing dividends which accrued on the restricted shares, vested on March 4, 2006. The remaining 30,021 restricted shares, plus 301 shares representing dividends which accrued on the restricted shares, vested upon Mr. Charron’s retirement on December 31, 2006.

(3)	Pursuant to his employment agreement, all of Mr. Charron’s unvested restricted stock awards and his unvested options vested upon his retirement on December 31, 2006. Pursuant to the 2002 Plan, all of Mr. Charron’s vested options will expire on December 31, 2009. (See “Employment Agreements — Paul R. Charron,” above).

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired		Value Realized
	on Exercise	on Exercise	on Vesting		on Vesting
Name	(#)	($)	(#)		($)

William L. McComb (PEO)	0	0	0		0

Michael Scarpa (PFO)	0	0	0		0

Trudy F. Sullivan	0	0	20,405	(1)	757,637

John J. Sullivan	32,000	654,500	0		0

Lawrence D. McClure	0	0	0		0

Paul R. Charron	150,000	3,249,356	151,313	(2)	5,696,179

(1)	Reflects KAP shares which vested on March 1, 2006, including 405 shares representing dividends which accrued on the KAP shares prior to vesting.

(2)	Reflects 16,615 restricted shares, plus 208 shares representing accrued dividends, and 15,011 restricted shares, plus 88 shares representing accrued dividends, which vested on March 4, 2006, and March 7, 2006 respectively, as well as 119,391 shares earned under Mr. Charron’s 2003 Performance Share Agreement, as determined by the Board’s Compensation Committee on March 15, 2006. Not included are restricted shares which, under the terms of Mr. Charron’s employment agreement, vested upon his retirement on December 31, 2006, which is after the end of the Company’s 2006 fiscal year.

Nonqualified Deferred Compensation

The following table reflects information concerning the Company’s unfunded Supplemental Executive Retirement Plan (the “SERP”) and, with respect to Mr. Charron, his UDCP. The SERP permits eligible employees to defer on a pre-tax basis receipt of up to 50% of their salary and their entire annual cash incentive bonus. In addition, the Company may make contributions to the executive’s SERP account to make up for the limitations imposed by the IRS on Company profit sharing and matching contributions under the Savings Plan.

The SERP provides for notional investment options for participants, including mutual funds and the Company’s Common Stock, whereby a participant’s account is credited with the rate of return realized by the participant’s designated investments. No actual shares of stock are purchased by or on behalf of the participant.

SERP participants can elect to receive a distribution from their SERP accounts either at their retirement or at a date at least three years after the date the amount was deferred, subject to the right to elect to postpone such distribution. Distributions are also made upon the occurrence of certain events, including death, or in the event of a financial emergency.

Nonqualified Deferred Compensation Table

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions in	Earnings	Withdrawals/	at Last
	in Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)	($)(1)	($)(2)	($)	($)

William L. McComb PEO	0	0	0	0	0

Michael Scarpa PFO	62,815	19,198	26,154	0	543,832

Trudy F. Sullivan	74,250	39,448	17,909	206,980	339,526

John J. Sullivan	99,166	12,225	78,696	0	724,189

Lawrence D. McClure	165,300	11,006	70,563	0	932,816

Paul R. Charron	500,000	57,600	2,144,641	0	8,382,541

(1)	The column “Registrant Contributions In Last Fiscal Year” reflects the amount contributed by the Company in February 2007 with respect to services rendered during fiscal 2006. This amount is also included in the column “Aggregate Balance at Last Fiscal Year End” and under “All Other Compensation” in the “Summary Compensation Table,” above.

(2)	For Mr. Charron the column “Aggregate Earnings in Last FY” includes $1,784,575 accrued under Mr. Charron’s UDCP account during fiscal 2006.

Severance and Change-In-Control Arrangements

Agreements with William L. McComb.

Employment Agreement.  Pursuant to the terms of Mr. McComb’s employment agreement, if Mr. McComb is terminated by the Company without “Cause” or if Mr. McComb terminates his employment for “Good Reason” (i) the Company will pay Mr. McComb $4,000,000; (ii) the Make-Whole Restricted Shares will immediately vest in full; (iii) the Other Restricted Shares will vest in the following percentages: (A) if the termination occurs on or after November 6, 2007, 25% will vest, and (B) if the termination occurs on or after November 6, 2009, an additional 25% will vest; and (iv) the Company will provide Mr. McComb and his family with coverage for two years under the Company’s medical, dental, vision, long-term disability and life insurance programs. If Mr. McComb’s employment is terminated on account of his death or disability (i) the Company will continue to provide Mr. McComb and/or his family with coverage for one year under the Company’s medical, dental, long-term disability and life insurance programs, and (ii) all of his equity awards which were unvested on such the date of such termination due to his death or disability will immediately vest. As part of his Agreement, Mr. McComb is subject to non-competition, non-solicitation and non-disparagement covenants during his employment term and for 18 months thereafter.

“Good reason” as defined in the employment agreement includes: (i) the assignment to Mr. McComb of any duties inconsistent with his position (including status, office, title and reporting requirements), authorities, duties or other responsibilities; (ii) the relocation of the Company’s principal executive offices to a location more than thirty-five (35) miles if such move increases Mr. McComb’s commute by more than thirty-five (35) miles; (iii) an uncured material breach by the Company of any of its material obligations under the employment agreement; or (iv) failure of the Company to timely renew the employment agreement.

“Cause” as defined in the employment agreement includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude affecting the Company, its employees, customers or suppliers; (iii) conviction of a felony, or conviction of a misdemeanor involving moral turpitude; (iv) any willful or intentional act which could reasonably be expected to injure the reputation, business or relationships of the Company; or (v) the willful and intentional failure to comply with requests or directions of the Board of Directors.

Executive Termination Benefits Agreement.  In conjunction with the Employment Agreement, the Company and Mr. McComb have also entered into an Executive Termination Benefits Agreement. If, during the three years following a “Change-in-Control” of the Company (or following a “Potential Change in Control,” both terms as defined in the Executive Termination Benefits Agreement), Mr. McComb’s employment is terminated without “Cause” or for “Good Reason” (both terms as defined below, and such terminations, “Covered Terminations”), the Company will pay Mr. McComb an amount equal to (i) three times the sum of his annual base salary plus his average annual bonus; (ii) any earned but unpaid bonus as of the termination of his employment; and (iii) a pro-rata bonus for the number of months Mr. McComb was employed during the fiscal year in which his employment was terminated. Additionally, in the event of a “Covered Termination” (i) the Company will provide Mr. McComb and his dependents with life, medical, dental, health, and disability insurance benefits for three years at least equal, in type and level, to those Mr. McComb and his dependents were receiving immediately prior to termination; (ii) all unvested amounts, if any, under the Company’s Supplemental Executive Retirement Plan will become fully vested; and (iii) all outstanding equity awards granted to Mr. McComb under any of the Company’s stock incentive plans will become immediately fully vested.

“Good Reason” includes: (i) failure of the Company to elect or re-elect Mr. McComb to the same or substantially equivalent offices or positions held with the company prior to the Change-In-Control; (ii) a significant adverse change in the nature of scope of the authorities, powers, functions, duties or responsibilities attached to his position prior to the Change-In-Control; (iii) failure to pay salary or other monies owed, or a reduction of salary or bonus target without consent; (iv) relocation of the executive more than fifty (50) miles from the Company’s offices; (v) failure to continue to provide or to replace any benefits or any then ongoing compensation plan, including any stock incentive plan; (vi) Company’s failure to obtain an agreement from its successor to perform Company’s obligations under the Executive termination benefits agreement; and (vii) Company’s failure to renew the Employment Agreement or any termination not in accordance with the terms of the Employment Agreement.

“Cause” includes: (i) the willful and intentional failure or refusal by Mr. McComb to perform any material duties, responsibilities or obligations; (ii) any willful or intentional act of fraud, including misrepresentation, theft, embezzlement, dishonesty or moral turpitude (“Fraud”); (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud; and (iv) Mr. McComb’s inability to perform his material duties, responsibilities or obligations due to his physical or mental incapacity.

A “Change-In-Control” occurs if: (i) any person becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of 25% or more of (A) the then outstanding shares of Common Stock or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the incumbent board as of October 13, 2006 (the “2006 Incumbent Board”) ceases to constitute a majority of the Board, without the approval of two-thirds of the 2006 Incumbent Board, subject to certain exceptions; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approve a complete liquidation or sale of the Company.

A “Potential Change-In-Control” occurs if (i) the Company enters into an agreement which would result in the occurrence of a Change in Control; (ii) a public announcement is made (including by the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of the executive termination benefits agreement, a Potential Change in Control has occurred; provided that the Board is not precluded from adopting a resolution to the effect that for purposes of termination benefits agreement , it is the good faith opinion of the Board that a Potential Change in Control has been abandoned and that a Potential Change in Control no longer exists.

To the extent any of the payments described in the Executive Termination Benefits Agreement subject Mr. McComb to the excise tax imposed by Section 4999 of the IRS Code (so called “golden parachute” excise taxes), the Company has agreed to pay Mr. McComb an additional amount such that he would be in the same after-tax position as he would have been had no excise tax been imposed. Notwithstanding the preceding sentence, no additional payments will be made by the Company if the payments to Mr. McComb do not exceed the lesser of

(i) 105% of three times his “base amount” (as defined in the IRS Code), or (ii) $250,000 plus three times his “base amount.” In such an instance, the other payments to Mr. McComb will be reduced so that no excise tax is imposed on Mr. McComb.

Following is a table indicating potential payments to Mr. McComb if his employment were to have been terminated on December 30, 2006. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the closing price of Common Stock on December 29, 2006 (the “December 29 Price”), the last trading day prior to December 30. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 29 Price. Pursuant to Mr. McComb’s Executive Termination Benefits Agreement, amounts indicated for “Cash,” “Health Benefits” and “Tax Benefit” are only payable upon employment termination following a change-in-control event, as described above. The amount indicated for the Tax Benefit was calculated based on Mr. McComb’s effective federal and applicable state income tax rate as of the Company’s fiscal year end:

	Good Reason/	Death/	Change-	Cause
William L. McComb	No Cause $	Disability $	In-Control $	$

Cash	4,000,000	—	4,844,546	—

Options	—	237,056	237,056	—

Restricted Stock	3,287,846	5,979,096	5,979,096	5,979,096

Health Benefits	6,516	6,516	6,516	6,516

Tax Benefit	—	—	3,398,332	—

Total	7,294,362	6,222,668	14,465,546	5,985,612

Agreements with Trudy F. Sullivan.

Executive Termination Benefits Agreement.  Ms. Sullivan’s Executive Termination Benefits Agreement provides that in the event that within three years of a “change in control” her employment is terminated by the Company other than for cause or by Ms. Sullivan for certain specified reasons, she shall be entitled to receive, in lieu of any other cash severance payment, a lump sum payment equal to the sum of (i) two times her then current annual base salary, (ii) an amount equal to the average annual bonus for the three fiscal years preceding such termination or resignation, and (iii) a pro-rata bonus for the year in which termination occurs, as well as accelerated vesting of Ms. Sullivan’s balances under the Company’s SERP and continued health and welfare benefits for two years. To the extent any of the payments described in the Executive Termination Benefits Agreement subjects Ms. Sullivan to the excise tax imposed by Section 4999 of the IRS Code (so called “golden parachute” excise taxes), the Company has agreed to pay Ms. Sullivan an additional amount such that she would be in the same after-tax position as she would have been had no excise tax been imposed. Notwithstanding the preceding sentence, no additional payments will be made by the Company if the payments to Ms. Sullivan do not exceed 105% of three times her “base amount” (as defined in the Code). In such an instance, the other payments to Ms. Sullivan will be reduced so that no excise tax is imposed on Ms. Sullivan.

A “Change-In-Control” occurs if: (i) any person acquires 25% or more of (A) the then outstanding shares of Common Stock or (B) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) if the 2003 Incumbent Board ceases to constitute a majority of the Board, without the approval of two-thirds of the Incumbent Board; (iii) consummation of a reorganization, merger or consolidation of the Company, subject to certain exceptions; (iv) sale of all or substantially all of the assets of the Company, subject to certain exceptions; or (v) the stockholders approve a complete liquidation or sale of the Company.

A “Potential Change-In-Control” occurs if (i) the Company enters into an agreement which would result in the occurrence of a Change in Control; (ii) a public announcement is made (including by the Company) of an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of the executive termination benefits agreement, a Potential Change in Control has occurred; provided that the Board is not precluded from adopting a resolution to the effect that for purposes of termination benefits agreement, it is the good faith opinion of the Board that a Potential Change in Control has been abandoned and that a Potential Change-In-Control no longer exists.

Executive Severance Agreement.  Ms. Sullivan’s Executive Severance Agreement provides that in the event that during the term of the agreement Ms. Sullivan’s employment is terminated by the Company other than for cause or her death or disability, or by Ms. Sullivan for certain specified reasons or if she resigns for any reason during the thirteenth month following the Company designating as Chief Executive Officer someone other than Ms. Sullivan or Mr. Charron, she shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to one and one-half times the sum of (i) her then current annual base salary and (ii) an amount equal to the then target annual bonus (but at least 85% of her then current annual base salary), as well as continued health and welfare benefits for six months following such a termination. This agreement also subjects Ms. Sullivan to certain non-competition and non-solicitation provisions. In the event Ms. Sullivan’s employment is terminated within 36 months of a “change-in-control” event, as described above, she would not be entitled to severance benefits under this agreement. If necessary to prevent Ms. Sullivan from being subject to tax under Section 409A of the IRS Code, any payments made under this agreement will not be paid until six months after employment termination. As part of this agreement, Ms. Sullivan is subject to non-competition, non-solicitation and non-disparagement covenants during her employment term and for 18 months thereafter.

“Cause” includes (i) the willful and intentional failure or refusal to perform any material duties, responsibilities or obligations; (ii) Fraud; or (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud.

“Good Reason” includes: (i) the assignment of duties inconsistent with Ms. Sullivan’s position at the applicable date, without her consent; (ii) the Company moving its principal executive offices by more than 20 miles if such move increases her commuting distance by more than 20 miles; (iii) a material reduction in her base salary; (iv) a material breach by the Company of any of its material obligations under any employment agreement between Ms. Sullivan and the Company then in effect; or (v) her resignation during the thirteenth month following the Company naming as Chief Executive Officer a person other than Ms. Sullivan or Paul R. Charron.

Restricted Stock Grants.  Ms. Sullivan was previously granted restricted Growth Shares, which vest upon the occurrence of certain events. Acceleration of vesting in the event of her death or disability or in the event of a Change-In-Control (as defined above). For information on Special Performance shares, which were also subject to early vesting, see “Grant of Plan Based Awards,” above.

Stock Options.  Ms. Sullivan was previously awarded options to purchase Company stock, which options vest in the event of a Change-In-Control (defined above).

Following is a table indicating potential payments to Ms. Sullivan if her employment were to have been terminated on December 30, 2006. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the December 29 Price. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 29 Price. Pursuant to Ms. Sullivan’s Executive Termination Benefits Agreement, amounts indicated for “Cash,” “Health Benefits” and “Tax Benefit” are only payable upon employment termination following a change-in-control event, as described above. The amount indicated for the Tax Benefit was calculated based on Ms. Sullivan’s effective federal and applicable state income tax rate as of the Company’s fiscal year end:

	Good Reason/	Death/	Change-
Trudy F. Sullivan	No Cause $	Disability $	In-Control $

Cash	3,700,000	—	2,600,000

Options	—	—	469,125

Restricted Stock	—	3,759,138	3,759,138

Health Benefits	6,426	6,426	6,426

Tax Benefit	—	—	2,028,599

Total	3,706,426	3,765,564	8,863,288

Agreements with Other Executive Officers.

Executive Severance Agreements.  The Company has severance agreements with each of Lawrence D. McClure, Michael Scarpa and John J. Sullivan, providing that in the event that any of such officer’s employment is terminated by the Company during the term of the agreement, other than for cause, death or disability, or by such officer for certain specified reasons, then such officer shall be entitled to receive, in lieu of any other cash severance payment and in exchange for a release of all claims against the Company, a lump sum payment equal to the sum of (i) his then current annual base salary and (ii) an amount equal to his then target annual bonus, as well as continued health and welfare benefits for six months following such a termination. These agreements also subject the officer to certain non-competition and non-solicitation provisions. If necessary to prevent such officer from being subject to tax under Section 409A of the Internal Revenue Code, any payments made under the severance agreement will not be paid until six months after employment termination. As part of the agreement, each such executive is subject to non-competition, non-solicitation and non-disparagement covenants during his employment term and for 18 months thereafter.

“Cause” is defined as (i) the willful and intentional failure or refusal to perform any material duties, responsibilities or obligations; (ii) Fraud; or (iii) conviction of a felony, or conviction of a misdemeanor involving Fraud.

“Good Reason” as defined in the agreement includes: (i) the executive being assigned duties inconsistent with the executive’s position at the applicable date, without executive’s consent; (ii) the Company moving its principal executive offices by more than 20 miles if such move increases the executive’s commuting distance by more than 20 miles; (iii) a material reduction in the executive’s base salary; or (iv) a material breach by the Company of any of its material obligations under any employment agreement between the executive and the Company then in effect.

Restricted Stock Grants.  Messrs. McClure, Scarpa and Sullivan were each previously granted restricted Growth Shares and Mr. Scarpa was granted restricted KAPS shares. Vesting of KAPS Shares and Growth Shares is accelerated in the event of the executive’s death or disability or in the event of a Change-In-Control. For information on Special Performance shares, which were also subject to early vesting, see “Grant of Plan Based Awards,” above.

Stock Options.  Messrs. McClure, Scarpa and Sullivan were each previously awarded options to purchase Company stock, which vest in the event of a Change-In-Control (defined above).

Following are tables indicating potential payments to Messrs. McClure, Scarpa and Sullivan if employment were to have been terminated on December 30, 2006. The amount indicated for the Restricted Stock for which vesting accelerated was calculated based on the December 29 Price. The amount indicated for Options for which vesting accelerated was calculated base on the difference between the exercise price of the applicable stock option and the December 29 Price:

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
Lawrence D. McClure	$	$	$

Cash	831,250	—	—

Options	—	—	183,120

Restricted Stock	—	2,045,350	2,045,350

Health Benefits	4,150	4,150	—

Tax Benefit	—	—	—

Total	835,400	2,049,500	2,228,470

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
Michael Scarpa	$	$	$

Cash	1,137,500	—	—

Options	—	—	188,940

Restricted Stock	—	2,480,000	2,480,000

Health Benefits	5,896	5,896	—

Tax Benefit	—	—	—

Total	1,143,396	2,485,896	2,668,940

	Good Reason/	Death/	Change-
	No Cause	Disability	In-Control
John J. Sullivan	$	$	$

Cash	875,000	—	—

Options	—	—	174,390

Restricted Stock	—	2,153,000	2,153,000

Health Benefits	6,142	6,142	—

Tax Benefit	—	—	—

Total	881,142	2,159,142	2,327,390

Paul R. Charron.

In connection with his retirement on December 31, 2006, all of Mr. Charron’s unvested stock options and restricted shares vested. The value of the Restricted Stock for which vesting accelerated was $4,114,556, such amount calculated based on the December 29 Price. The value of the Options for which vesting accelerated was $2,370,608, calculated base on the difference between the exercise price of the applicable stock option and the December 29 Price. In addition, until he reaches the age of 65 (in 2007), he and his family are eligible to participate in the Company’s health and life insurance plans, the cost of which is currently estimated to be $23,150. See “Employment Agreements - Paul R. Charron” and “Retirement and Consulting Agreement-Paul R. Charron,” above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding shares of the Company’s Common Stock:

		Percentage of
	Amount and Nature of	Outstanding
Name and Address of Beneficial Owner	Beneficial Ownership	Common Stock

FMR Corp.(1)	14,854,689	14.494%
Edward C. Johnson, 3rd Fidelity Management & Research Company 82 Devonshire Street Boston, Massachusetts 02109
AMVESCAP PLC(2)	9,843,389	9.6%
AIM Funds Management, Inc.
INVESCO Institutional (N.A.), Inc.
Atlantic Trust Company, N.A.
INVESCO Asset Management Deutschland GmbH
AIM Advisors, Inc.
PowerShares Capital Management LLC
INVESCO Management, S.A.
Stein Roe Investment Counsel, Inc.
30 Finsbury Square
London EC2A1AG
England

(1)	Based upon information as of December 31, 2006, contained in an Amendment to Schedule 13G, dated February 14, 2007, filed with the S.E.C. by FMR Corp. (“FMR”), Edward C. Johnson 3rd, and Fidelity Management & Research Company (“Fidelity”). According to the Amended Schedule 13G, the shares of Common Stock listed include: (i) 14,717,000 shares beneficially owned by Fidelity, a wholly owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 136,463 shares beneficially owned by Pyramus Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR and a bank; and (iii) 1,226 shares beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR which provides investment advisory services to individuals. According to the Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds’ Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power rebate over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of such shares.

(2)	Based on information as of December 31, 2006, contained in an Amendment to Schedule 13G dated February 14, 2007, filed with the S.E.C. by Amvescap PLC, a parent holding company (“Amvescap”) on behalf of its subsidiaries as follows: AIM Funds Management, Inc., INVESCO Institutional (N.A.), Inc., Atlantic Trust Company, N.A., INVESCO Asset Management Deutschland GmbH, AIM Advisors, Inc., PowerShares Capital Management LLC, INVESCO Management, S.A., and Stein Roe Investment Counsel, Inc. According to the amended Schedule 13G, each of these entities is either an investment adviser registered with the United States Securities and Exchange Commission under Section 203 of the Investment Advisers Act of 1940, as amended, or under similar laws of other jurisdictions. According to the Amended Schedule 13G, the shares of Common Stock listed include the following shares for which the entity has sole voting and dispositive power: 9,548,450 beneficially owned by AIM Funds Management, Inc.; 76,184 beneficially owned by Atlantic Trust Company, N.A; 2,411 beneficially owned by INVESCO Asset Management Deutschland GmbH; 9,703 beneficially owned by INVESCO Institutional (N.A.), Inc.; 142,000 beneficially owned by AIM Advisors, Inc.;

5,850 beneficially owned by PowerShares Capital Management LLC; 5,400 beneficially owned by INVESCO Management, S.A.; and 53,391 beneficially owned by Stein Roe Investment Counsel, Inc.

Directors and Executive Officers

The following table sets forth, as of March 19, 2007, the number of shares of Common Stock (the Company’s only voting security) beneficially owned by each Director, each Director nominee, each of the Named Executive Officers, and by all Directors, Director nominees and the executive officers of the Company as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class(2)

William L. McComb(3)	138,855	* %
Bernard W. Aronson(4),(5)	35,005	*
Daniel A. Carp(5)	4,937	*
Raul J. Fernandez(5),(6)	31,362	*
Mary Kay Haben(5)	8,505	*
Nancy J. Karch(5),(7)	23,034	*
Kenneth P. Kopelman(5),(8)	40,174	*
Kay Koplovitz(5),(9)	42,428	*
Arthur C. Martinez(5),(10)	29,383	*
Oliver R. Sockwell(5),(11)	23,337	*
Paul E. Tierney, Jr.(5),(12)	86,628	*
Trudy F. Sullivan(13)	253,429	*
Michael Scarpa(14)	212,554	*
John J. Sullivan(15)	138,008	*
Lawrence D. McClure(16)	162,135	*
Paul R. Charron(17)	1,937,518	1.8%
All Directors and executive officers as a group (16 persons)(18)	3,167,292	3%

*	Less than 1%

(1)	Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company’s stock option plans which are exercisable within 60 days of March 19, 2007 (“Exercisable Options”).

(2)	Based on 104,030,909 shares outstanding as of March 19, 2007, plus shares issuable upon the exercise of Exercisable Options as noted.

(3)	Comprised solely of restricted shares granted pursuant to Mr. McComb’s employment agreement. See “Employment Agreements — William L. McComb,” above.

(4)	Includes 19,000 shares issuable upon the exercise of Exercisable Options.

(5)	Includes shares awarded under the outside Directors’ compensation program, receipt of which has been deferred under the Outside Directors’ Deferral Plan as follows: Mr. Aronson: 9,308 shares; Mr. Carp: 4,937 shares; Mr. Fernandez: 2,488 shares; Ms. Haben: 8,505 shares; Ms. Karch: 11,536 shares; Mr. Kopelman: 4,438 shares; Ms. Koplovitz: 11,508 shares; Mr. Martinez: 10,646 shares; Mr. Sockwell: 9,339 shares; and Mr. Tierney: 13,968 shares.

(6)	Includes 13,500 shares issuable upon the exercise of Exercisable Options.

(7)	Includes 10,000 shares issuable upon the exercise of Exercisable Options.

(8)	Includes 25,000 shares issuable upon the exercise of Exercisable Options.

(9)	Includes 21,000 shares issuable upon the exercise of Exercisable Options.

(10)	Includes 18,000 shares issuable upon the exercise of Exercisable Options.

(11)	Includes 6,000 shares issuable upon the exercise of Exercisable Options.

(12)	Includes 27,000 shares issuable upon the exercise of Exercisable Options.

(13)	Includes 126,000 shares issuable upon the exercise of Exercisable Options, 30,000 restricted Growth Shares, and 74,300 other restricted shares, including 22,000 restricted shares granted in February 2007.

(14)	Includes 135,750 shares issuable upon the exercise of Exercisable Options, 18,000 restricted Growth Shares, 11,500 restricted KAP Shares and 26,100 other restricted shares.

(15)	Includes 78,750 shares issuable upon the exercise of Exercisable Options, 16,000 restricted Growth Shares, 11,500 restricted KAP Shares, and 20,500 restricted shares.

(16)	Includes 99,750 shares issuable upon the exercise of Exercisable Options, 16,000 restricted Growth Shares, 10,000 restricted KAP Shares, and 19,500 other restricted shares, including 1,650 restricted shares granted on February 2007.

(17)	Includes 1,718,592 shares issuable upon the exercise of Exercisable Options, and 1,000 shares held in trust for the benefit of Mr. Charron’s children.

(18)	Includes 2,298,342 shares issuable upon the exercise of Exercisable Options, 392,255 restricted shares, including Growth Shares, KAP Shares, and other restricted shares, issued under the Company’s stockholder – approved stock incentive plans, and other shares indicated as included in the foregoing footnotes.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of the four Directors listed below. The Committee’s responsibilities are set forth in the Committee’s written charter adopted by the Board of Directors (the “Charter”). The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. A copy of the Charter is available at the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018.

The Committee met with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended December 30, 2006 and the results of such audit. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company’s auditing and accounting principles and procedures and the Company’s financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements. In addition, during 2006 the Committee met with management and Deloitte & Touche to review the Company’s quarterly results.

The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Committee reviewed and discussed with Deloitte & Touche any matters that may impact Deloitte & Touche’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of Deloitte & Touche’s statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

The Committee met with Deloitte & Touche and the Company’s internal auditors, with and without management present, to review and discuss the Company’s work in complying with the requirements of Section 404 under the Sarbanes-Oxley Act of 2002 regarding the internal control over financial reporting. and management’s assessment of the Company’s internal control over financial reporting, and discussed with Deloitte & Touche the firm’s opinion on management’s assessment of internal control over financial reporting and the firm’s opinion on such internal control. The Committee also discussed with management and Deloitte & Touche the process used to support the certifications of the Company’s Chairman and Chief Executive Officer and Chief Financial Officer required under the rules of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the Securities and Exchange Commission. The Committee also discussed with management areas of potential risk exposure for the Company. The Committee also met with the Company’s internal auditors, with and without management present, to review the Company’s internal audit plan, as well as reports on audit projects and internal financial controls.

Based upon the Committee’s receipt and review of the various materials and assurances described above and its discussions with management, Deloitte & Touche and the Company’s internal auditors, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 30, 2006 be included in the Company’s Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission. The Board approved such recommendation.

The Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm for the 2007 fiscal year. While the Committee has sole authority to appoint the independent registered public accounting firm, the Committee has recommended to the Board that the Company continue its long-standing practice of requesting that stockholders ratify the appointment.

MARY KAY HABEN
NANCY J. KARCH (Chair)
ARTHUR C. MARTINEZ
OLIVER R. SOCKWELL

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The aggregate fees billed by Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), for professional services rendered in connection with such firm’s audit of the Company’s fiscal 2006 and fiscal 2005 financial statements, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for each such fiscal year, were approximately as follows:

Fees Paid to Deloitte & Touche

	2005	2006
	Fiscal Year	Fiscal Year

Audit Fees(1)	$3,643,000	$3,725,000
Audit-Related Fees(2)	$225,000	$136,000
Tax Fees(3)	$1,579,000	$1,323,000

Subtotal	$5,447,000	$5,184,000
All Other Fees(4)	$0	$86,000

Deloitte & Touche Total Fees	$5,447,000	$5,270,000

(1)	Audit Fees. These are fees for professional services performed by Deloitte & Touche for the integrated audit of the Company’s annual financial statements and review of financial statements included in the Company’s unaudited quarterly 10-Q filings, and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements for such fiscal year. The 2005 Fiscal Year amount includes $40,000 related to audit services with respect to the 2004 Fiscal Year which were not billed or paid until 2005.

(2)	Audit-Related Fees. These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; attestations by Deloitte & Touche that are not required by statute or regulation; and consulting on financial accounting/reporting standards.

(3)	Tax Fees. These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

(4)	All Other Fees. These are fees for all other services performed by Deloitte & Touche not falling in one or more of the above categories. In 2006, Deloitte & Touche provided the Company non-financial process mapping services (for a fee of $26,000) and internet marketing strategy services (for a fee of $60,000).

The Audit Committee requires that the Committee pre-approve all audit and permitted non-audit services (and related fees) to be provided by the Company’s independent registered public accounting firm or its affiliates, subject to S.E.C. rules which permit certain non-audit services accounting for less than five percent of the total fees paid to the independent registered public accounting firm to be approved by the Committee retroactively (so called “De Minimis Exception”). In making its decisions the Committee considers whether the retention of the independent registered public accounting firm for permitted non-audit services is consistent with maintaining the objectivity and independence of the independent registered public accounting firm. Prior to engaging the independent registered public accounting firm for the next year’s engagement, a list of specific permitted services expected to be rendered during the year and related fees is presented to the Committee for approval. Prior to the engagement, the Committee must pre-approve the specific services requested and related fees. Management and the independent registered public accounting firm update the Committee periodically on actual fees incurred against the fees approved, and approval is required for any fees in excess of the amount originally approved. The Committee must also pre-approve any additional permissible services to be performed by the independent registered public accounting firm or its affiliates. Pursuant to the Audit Committee’s Charter, the Committee may delegate to a subcommittee (which may consist of one or more members) the right to pre-approve such services and fees, provided that decisions of any such subcommittee to grant pre-approvals must be disclosed to the full Committee at its next scheduled meeting. In 2006, services for certain process mapping services, as described under “All Other Fees”, were approved by the Audit Committee pursuant to the De Minimis Exception. The fee for these services accounted for less than one-half of one percent of the total fees paid to Deloitte & Touche in 2006. All other services were pre-approved by the Audit Committee.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche as the Company’s independent registered public accounting firm to examine and audit the consolidated financial statements of the Company for the fiscal year ending December 29, 2007. Deloitte & Touche has served as the Company’s independent auditors since May 16, 2002. From June 2001 until their appointment as independent auditors in 2002, Deloitte & Touche served as the Company’s internal auditors.

If Deloitte & Touche’s appointment is not ratified, the Committee will reconsider the appointment.

The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and will respond to appropriate questions.

Voting on the Proposal

The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Your Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte & Touche.

PROPOSAL 3 — STOCKHOLDER PROPOSAL

Resolved:  That the shareholders of Liz Claiborne, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:  In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot,

Gannett, Marathon Oil, and General Electric, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted bylaws or policies to address post-election issues related to the status of director nominees that fail to win election. Our Company has not established a majority vote standard in Company bylaws, opting only to establish a post-election director resignation governance policy. The Company’s director resignation policy simply addresses post-election issues, establishing a requirement for directors to tender their resignations for board consideration should they receive more “withhold” votes than “for” votes. We believe that these director resignation polices, coupled with the continued use of a plurality vote standard, are a wholly inadequate response to the call for the adoption of a majority vote standard.

We believe the establishment of a meaningful majority vote policy requires the adoption of a majority vote standard in the Company’s governance documents, not the retention of the plurality vote standard. A majority vote standard combined with the Company’s current post-election director resignation policy would provide the board a framework to address the status of a director nominee who fails to be elected. The combination of a majority vote standard with a post-election policy establishes a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director.

We urge the board to adopt a majority vote standard.

Company’s Response To The Proposal

A substantially similar proposal was submitted by the same stockholder for consideration at the 2006 Annual Meeting of Stockholders. As we explained in last year’s proxy statement, although the Board agrees with the sentiment underlying the stockholder’s proposal, we believe that our approach to addressing the proponent’s concerns — an approach we have already implemented — is a better solution. The proponent’s 2006 proposal was rejected by our stockholders. Accordingly, your Board of Directors recommends a vote AGAINST the proposal.

Our Nominating and Governance Committee (comprised entirely of independent directors) and our full Board have evaluated this proposal anew. Considerations included developments in the “majority vote” area (including recent changes to the laws of the state of Delaware, the state in which the Company is incorporated), our Corporate Governance Guidelines and the result of last year’s stockholder vote on this issue. The Committee also considered increased scrutiny surrounding share lending and its potential to distort stockholder vote results and proposed changes to the N.Y.S.E. rules concerning broker discretionary voting in director elections. After such review, it remains the Board’s position that our existing policy — which requires directors failing to garner a majority of votes cast to submit a resignation — is a better approach. It is the Board’s belief that the majority vote standard embodied in the proposal is not in the best interests of the Company and its stockholders at this time. Accordingly, your Board of Directors recommends a vote AGAINST the proposal.

As previously disclosed in this Proxy Statement, our Corporate Governance Guidelines have since January 2006 included a policy under which any nominee in any uncontested election who fails to garner a majority vote will tender his or her resignation for consideration by the Committee promptly following certification of the stockholder vote. In deciding whether to accept such resignation, the Committee may consider all factors deemed relevant by the Committee, including any stated reasons why stockholders withheld votes from such director, the length of service and qualifications of the director, the director’s contributions to the Company, the Company’s Corporate Governance Guidelines, and whether accepting the resignation would cause the Company to fail to meet any applicable regulations of the S.E.C. or the N.Y.S.E. The Committee will make a recommendation whether to accept or reject such resignation to the Board promptly, which will then act on the Committee’s recommendation within 90 days following certification of the stockholder vote. In considering the matter, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Any director required to submit his or her resignation will not participate in these deliberations. Following the Board’s decision, the Board will promptly publicly disclose the Board’s decision whether to accept or reject the director’s resignation as tendered (providing an explanation of the process by which the decision was made and if applicable the reasons for rejecting the tendered resignation). We believe the policy we already have in place represents an appropriate, direct, flexible and measured response to the possibility of the situation addressed by the stockholder’s proposal and ensures that stockholders will continue to have a meaningful role in our director election process. For your reference, the full text of our Corporate Governance Guidelines is available on our website: www.lizclaiborneinc.com.

The stockholder proposal rejects the solution embodied in our policy as inadequate. Instead, it seeks to have the Board go through a process by which it would propose a change in the Company by-laws that would provide that a nominee failing to get a majority vote would not be elected.

Moreover, we believe the stockholder proposal has a number of shortcomings and that its adoption would result in a number of uncertainties:

•	The proposal does not deal fully with the removal of incumbent directors who are up for re-election but do not receive a majority vote. Under Delaware law, these directors would “hold over,” continuing to serve with the same voting rights and powers, until a successor is elected and qualified;

•	The proposal does not address the situation where a director chooses not to seek re-election, but remains on the Board because the director nominee who would otherwise replace the retiring director did not receive the necessary majority vote; and

•	The proposal, if adopted, would effectively transform an abstention or withheld vote into a vote against a director nominee, even if that were not the stockholder’s intent. Accordingly, the Company might be required to implement costly get-out-the-vote strategies, even in routine elections, to ensure director nominees obtain the required majority.

This is likely to become more of an issue upon S.E.C. approval of the proposed N.Y.S.E. rule change eliminating broker discretionary voting in director elections. The N.Y.S.E. rules currently permit a broker to vote the shares it holds on behalf of a beneficial holder on routine matters, including uncontested director elections, when the beneficial owner does not provide the broker voting instructions within a specified time period. The N.Y.S.E.’s proposed rule change would eliminate broker discretionary voting in director elections, which could result in a substantial increase in the number of abstentions or withheld votes cast in an uncontested election.

In sum, the Board continues to believe that the simple, straightforward policy we already have put in place is an effective means of dealing with the situation addressed by the proposal. Our policy avoids the uncertainties and gaps in our director election process we see resulting from the proposal’s adoption.

Accordingly, your Board of Directors recommends that you vote AGAINST this proposal, and your proxy will be so voted if the proposal is presented unless you specify otherwise.

Voting on the Proposal

The affirmative vote of a majority of shares participating in the voting on this stockholder proposal is required for its adoption. Abstentions indicated on your proxy card will not be counted as either “for” or “against” this proposal.

The Company will furnish the name, address and the number of shares of Common Stock held by the stockholder who has submitted the preceding proposal to any person who submits a request in writing to the attention of the Company’s Corporate Secretary at the Company’s principal executive offices at 1441 Broadway, New York, New York 10018 or by telephone at 212-354-4900.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the N.Y.S.E. To the Company’s knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

OTHER MATTERS

The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Obtaining copies of the Company’s Annual Report on Form 10-K

The Company has filed with the S.E.C. an Annual Report on Form 10-K for the fiscal year ended December 30, 2006. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company’s cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company’s website at www.lizclaiborneinc.com under “SEC Filings” in the Investor Relations section.

Submission of Stockholder Proposals

Stockholder proposals intended to be presented at the 2008 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company’s Corporate Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than December 1, 2007 in order to be included in the Company’s proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 14, 2008 of an intent to present a proposal at the Company’s 2008 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company’s proxy materials.

Company Code of Ethics and Business Practices

The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Company’s Board of Directors. A copy of the Code is available on the Company’s website at www.lizclaiborneinc.com under “Corporate Governance” in the Investor Relations section. A copy may also be obtained by sending a request care of the Company’s Corporate Secretary at 1441 Broadway, New York, NY 10018. The Company will disclose on the Company’s website any amendment to the Code and any waiver of the Code with respect to the Company’s Directors or executive officers. The Company has established a Compliance Committee, consisting of Roberta S. Karp, Senior Vice President, Corporate Affairs and General Counsel, Lawrence D. McClure, Senior Vice President Human Resources, and Michael Scarpa, Chief Operating Officer and Chief Financial Officer, with responsibility for administering the Code.

By Order of the Board of Directors

NICHOLAS RUBINO
Vice President — Deputy General
Counsel and Secretary

New York, New York
March 30, 2007

LIZ CLAIBORNE, INC.

ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2007
10:00 A.M.
OFFICES OF LIZ CLAIBORNE, INC.
1441 BROADWAY
NEW YORK, NEW YORK

FOR DIRECTIONS, CALL (212) 354-4900

WE INVITE YOU TO JOIN US.

YOUR VOTE IS IMPORTANT

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND
PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

LIZ CLAIBORNE, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2007

     The undersigned hereby appoints WILLIAM L. McCOMB, ROBERTA S. KARP AND MICHAEL SCARPA, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC., to be held at the offices of Liz Claiborne, Inc. at 1441 Broadway, New York, New York, on Thursday, May 17, 2007, at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.

     THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THE STOCKHOLDER PROPOSAL AS DESCRIBED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

YOUR VOTE IS IMPORTANT.
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING.

(Please sign and date on the reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

LIZ CLAIBORNE, INC.
C/O P.O. BOX 11156
NEW YORK, N.Y. 10203-0156

[LIZ CLAIBORNE, INC. LOGO]
[LIZ CLAIBORNE INC LOGO]

DETACH PROXY CARD HERE

MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY	☑
USING THE ENCLOSED ENVELOPE.	VOTES MUST BE INDICATED
☑ IN BLACK OR BLUE INK.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposal 2 and AGAINST proposal 3.

The Board of Directors recommends a vote FOR all nominees, FOR Proposal 2 and AGAINST proposal 3.

1.      Election of Directors

FOR	WITHHOLD
ALL ☐	FOR ALL ☐	EXCEPTIONS ☐

Nominees:	Raul J. Fernandez (Term Expiring in 2010) Kenneth P. Kopelman (Term Expiring in 2010) Arthur C. Martinez (Term Expiring in 2010)

(Instructions: to withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)

Exceptions*

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for fiscal 2007.	☐	☐	☐

3.	The Stockholder Proposal as described in the Proxy Statement.	☐	☐	☐

4.	In accordance with the named proxies’ discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2007 Annual Meeting of Stockholders.

Date	Share Owner sign here	Co-Owner sign here